Exhibit 10.18
EXECUTION COPY
June 21, 2007
Fingerhut Direct Marketing, Inc.
7777 Golden Triangle Drive
Eden Prairie, Minnesota 55344
Attn: Chief Financial Officer
Ladies and Gentlemen:
     Reference is made to that certain Securities Purchase Agreement, dated as of March 23, 2006 (the “Purchase Agreement”), between Fingerhut Direct Marketing, Inc., a Delaware corporation (the “Company”), and the purchasers named on the Purchaser Schedule attached thereto (the “Purchasers”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.
     In order to provide financing for, among other things, the working capital needs of the Company and its Subsidiaries in the ordinary course of business and to refinance certain existing Indebtedness, the Company is about to enter into the Credit Agreement, dated as of the date hereof (the “New Credit Agreement”), among the Company, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Agent”), pursuant to which the Lenders will provide a revolving loan to the Company in the original principal amount of $40,000,000.
     The Company has requested that the Purchasers agree to certain modifications to the Purchase Agreement. Subject to the terms and conditions hereof, and effective upon the satisfaction of the conditions set forth herein, and provided that the Company agrees to the modifications of the Purchase Agreement set forth below, the Purchasers are willing to agree to such request. Accordingly, and in accordance with the provisions of paragraph 12C of the Purchase Agreement, the parties hereto agree as follows:
     SECTION 1. Amendments to the Purchase Agreement. Upon the Effective Date (as defined in Section 3 hereof), each Purchaser and the Company agree that, the Purchase Agreement and the Subordinated Notes shall be amended as follows:
     1.1 Clauses (iv), (v) and (vi) of Paragraph 3A of the Purchase Agreement are hereby amended and restated in their entirety as follows:
          (iv) [Intentionally Omitted];
          (v) [Intentionally Omitted];
          (vi) [Intentionally Omitted];

     1.2 Paragraph 5A of the Purchase Agreement is amended and restated in its entirety as follows:
     5A. Financial Statements and Other Information. The Company covenants that it will deliver to the Subordinated Collateral Agent (and, to the extent requested by the Subordinated Collateral Agent, to any designee of the Subordinated Collateral Agent):
          (i) within 120 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants acceptable to the Subordinated Collateral Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;
          (ii) within 45 days after the end of each of the first three fiscal quarters of the Company, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (iii) within 20 days after the end of each fiscal month of the Company, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (iv) concurrently with any delivery of financial statements under clause (i) or (ii) or (iii) above, a certificate of a Responsible Officer of the Company in substantially the form of Exhibit P (a) certifying, in the case of the financial statements delivered under clause (ii) or (iii), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (b) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (c) setting forth reasonably detailed calculations demonstrating compliance with paragraph 6J and (d) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (v) concurrently with any delivery of financial statements under clause (i) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);
          (vi) as soon as available, but in any event not more than 30 days prior to the end of each fiscal year of the Company and not later than the last day of such fiscal year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company for each fiscal month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Subordinated Collateral Agent;
          (vii) as soon as possible and in any event within 30 days of filing thereof, copies of all tax returns filed by any Obligor with the U.S. Internal Revenue Service;
          (viii) within 10 days of the first Business Day of each March and September, a certificate of good standing for each Obligor from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;
          (ix) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and
          (x) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Subordinated Collateral Agent or any holder of the Subordinated Notes may reasonably request.
     1.3 Paragraph 5L through Paragraph 5P of the Purchase Agreement are amended and restated in their entirety as follows:
     5L. Payment Obligations. Each Obligor will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness (excluding the Senior Debt) and all other material liabilities and obligations (excluding the Senior Debt), including Taxes, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Obligor or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) such liabilities would not result in aggregate liabilities in excess of $2,500,000 and none of the Collateral becomes subject to forfeiture or loss as a result of the contest.
     5M. Additional Collateral; Further Assurances. (i) Subject to applicable law, the Company and each Subsidiary that is an Obligor shall cause (a) each of its domestic Subsidiaries formed or acquired after the First Amendment Effective Date in accordance with the terms of this Agreement and (b) each other Person which guarantees the Senior Debt, to execute and deliver to the Subordinated Collateral Agent (1) either (y) the Subsidiary Guaranty or (z) a Joinder Agreement to the Subsidiary Guaranty, as applicable, upon which such Person shall automatically become a Subsidiary Guarantor thereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Transaction Documents and (2) either (y) the Subsidiary Security Agreement or (z) a Joinder Agreement to the Subsidiary Security Agreement, as applicable, upon which such Person will grant Liens to the Subordinated Collateral Agent, for the benefit of the Subordinated Collateral Agent and the holders of the Subordinated Notes, in any property of such Person which constitutes Collateral;
     (ii) the Company and each Subsidiary that is an Obligor will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries, including Equity Interests in the Securitization SPE and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each foreign Subsidiary directly owned by the Company or any domestic Subsidiary to be subject at all times to a perfected Lien in favor of the Subordinated Collateral Agent pursuant to the terms and conditions of the Security Documents or other security documents as the Subordinated Collateral Agent shall reasonably request; and
     (iii) without limiting the foregoing, each Obligor will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Subordinated Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by paragraph 3A, as applicable), which may be required by law or which the Subordinated Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Transaction Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Obligors.
     5N. | Intentionally Omitted |.
     5O. Amendments to Credit Agreement. Upon entering into any amendment or other modification of the Credit Agreement (or any other agreement relating to the Senior Debt) the effect of which is to add or make more restrictive any event of default or any covenant contained in the Credit Agreement (or any other agreement relating to the Senior Debt) or make any change to any event of default or any covenant that would have the effect of making such event of default or covenant more restrictive, the Company shall (1) promptly, and in any event within 3 Business Days provide written notice thereof to each holder of Subordinated Notes describing such amendment in reasonable detail and (2) offer to enter into an amendment of this Agreement within 10 Business Days of consummating such amendment or modification to make corresponding changes or additions herein in respect of such covenants and events of default; provided, that, as to covenants or events of default which set forth any requisite ratio or compliance amounts such ratios and compliance amounts may, if so required by the terms of the Credit Agreement or the Intercreditor Agreement, be less restrictive on the Company to the same extent as the applicable covenant or event of default is prior to the time of such change.
     5P. Notices of Material Events. The Company will furnish to the Subordinated Collateral Agent and each holder of the Subordinated Notes prompt written notice of the following:
     (i) the occurrence of any Default or Event of Default;
     (ii) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Obligor that (a) seeks damages in excess of $2,500,000, (b) seeks injunctive relief, (c) is asserted or instituted against any Plan, its fiduciaries or its assets, (d) alleges criminal misconduct by any Obligor, (e) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, (f) contests any tax, fee, assessment, or other governmental charge in excess of $2,500,000, or (g) involves any product recall;
     (iii) any Lien (other than Permitted Liens or Liens permitted under paragraph 6A) or claim made or asserted against any of the Collateral;
     (iv) any loss, damage, or destruction to the Collateral in the amount of $2,500,000 or more, whether or not covered by insurance;
     (v) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);
     (vi) [Intentionally Omitted];

     (vii) the fact that an Obligor has entered into a Swap Agreement or an amendment to a Swap Agreement with a Person other than a Bank or the Bank Agent, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within two Business Days);
     (viii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $2,500,000;
     (ix) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;
     (x) promptly upon, and in any event not later than the next Business Day after, receipt thereof, a copy of any notice received from the Bank Agent or any holder of Senior Debt that any default or event of default under the Credit Agreement has occurred or any notice of any acceleration of any Senior Debt;
     (xi) simultaneously with the transmission thereof, copies of all notices, reports, financial statements or other communications given to the Bank Agent or any holder of Senior Debt under the Credit Agreement, excluding routine borrowing requests; and
     (xii) with reasonable promptness, such other information as the Subordinated Collateral Agent may reasonably request.
Each notice delivered under this paragraph shall be accompanied by a statement of a Responsible Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     1.4 Paragraphs 5R and 5S are hereby deleted in their entirety.
     1.5 Paragraph 6 of the Purchase Agreement and all Schedules referenced therein are amended and restated in their entirety as set forth in Exhibit 1 hereto.
     1.6 Paragraph 7A of the Purchase Agreement is amended and restated in its entirety as set forth in Exhibit 2 hereto.
     1.7 Paragraph 8Q of the Purchase Agreement is amended and restated in its entirety as follows:
     8Q. Establishment of Security Interest. Schedule 8Q hereto sets forth as of the First Amendment Effective Date a complete and accurate list of (i) the location of the chief executive office of the Company and each of its Subsidiaries, (ii) all real property owned or leased by the Company or any of its Subsidiaries, (iii) all locations at which any property of the Company or any of its Subsidiaries is located (or at any time within the last 6 months has been located) or at which the Company or any of its Subsidiaries maintains a place of business or keeps any records (or at any time within the last 6 months has maintained a place of business or kept records), (iv) all patents, trademarks, trade names, service marks, services names or copyrights owned or licensed by the Company or any of its Subsidiaries, (v) the organizational identification number of the Company and each of its Subsidiaries, and (vi) any name under which the Company or any Subsidiary has conducted business at any time during the last 5 years. As of the First Amendment Effective Date, all filings, assignments, pledges and deposits of documents or instruments have been made, and all other actions have been taken, that are necessary or advisable under applicable law and are required to be made or taken on or prior to the First Amendment Effective Date under the provisions of this Agreement and the other Transaction Documents to create and perfect a security interest in the Collateral in favor of the Subordinated Collateral Agent to secure the Subordinated Notes, and each Subsidiary Guarantor’s obligations under its Subsidiary Guaranty, subject to no Liens other than Liens permitted under clause (i) of paragraph 6A. The Collateral and the Subordinated Collateral Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses (except any such setoff, claim or defense which could not, individually or in the aggregate, materially impair the rights of the Subordinated Collateral Agent with respect to the Collateral). The Company or a Subsidiary is the owner of the Collateral described in the Security Documents free from any Lien, security interest, encumbrance and any other claim or demand, except for Liens permitted under paragraph 6A.
     1.8 Paragraph 8T of the Purchase Agreement is amended and restated in its entirety as follows:
     8T. Inventory Locations; Etc. Except for inventory drop shipped directly from a supplier or vendor directly to a customer, all of the Company’s inventory is located at one of the locations identified on Schedule 8T. Except to the extent such requirement has been expressly waived by the Subordinated Collateral Agent in writing, the landlord with respect to each inventory location has executed and delivered to the Subordinated Collateral Agent a landlord lien waiver in a form approved by the Subordinated Collateral Agent.
     1.9 Paragraph 8 of the Purchase Agreement is amended by adding a new Paragraph 8U thereto as follows:
     8U. Affiliate Transactions. Except as set forth on Schedule 6K, as of the First Amendment Effective Date, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Obligor and any of the officers, directors, Control Parties or Affiliates (other than Subsidiaries) of any Obligor.
     1.10 Paragraph 11 B of the Purchase Agreement is amended and restated in its entirety as set forth in Exhibit 4 hereto.
     1.11 Paragraph 11C of the Purchase Agreement is amended and restated in its entirety as follows:
     11C. Accounting and Legal Principles, Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (i) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should citation, section or form be modified, amended or replaced.
     1.12 Exhibit G to the Purchase Agreement is amended and restated in its entirety to read as set forth on Exhibit G attached to this letter agreement.
     1.13 The Purchase Agreement is amended to add the following new Exhibits P and Q to read as set forth on Exhibits P and Q attached to this letter agreement.
     SECTION 2. Representations and Warranties. The Company represents and warrants to the Purchasers that, after giving effect hereto (a) each representation and warranty set forth in paragraph 8 of the Purchase Agreement is true and correct as of the date of the execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date) and (b) no Event of Default or Default exists.
     SECTION 3. Effectiveness. The amendments described in Section 1 above shall become effective upon the date (the “Effective Date”) that each of the following conditions has been satisfied in a manner satisfactory in form and substance to the Required Holder(s):
     (a) the Required Holder(s) have received the following documents:
     (i) a counterpart of this letter agreement duly executed by the Company;
     (ii) certified copies of the New Credit Agreement duly executed by the Company, the Bank Agent and the Banks, and all agreements, instruments and other documents executed in connection therewith or delivered pursuant thereto, in form and substance satisfactory to the Required Holder(s), and all conditions precedent to the effectiveness of the New Credit Agreement shall have been satisfied and the Company shall have applied the proceeds thereof in accordance with the terms of the New Credit Agreement;
     (iii) a counterpart of the Security Agreement duly executed by the Company;
     (iv) a counterpart of the grant of security interest (trademarks) duly executed by the Company;

     (v) counterparts of the landlord waivers with respect to the Company’s following leased locations: (1) 7777 Golden Triangle Drive, Eden Prairie, Minnesota and (2) 6250 Ridgewood Road, St. Cloud, Minnesota duly executed by all parties thereto;
     (vi) counterparts of the JPMorgan Chase Bank, N.A. account control agreement duly executed by all parties thereto;
     (vii) counterparts of the Intercrellitor Agreement duly executed by all parties thereto;
     (viii) counterparts of the Securitization Intercreditor Agreement duly executed by all parties thereto;
     (ix) payoff letter evidencing the payoff of the senior debt owing to CIGPF I Corp. and the termination of all liens securing such debt and the subordination agreement related thereto;
     (x) certified copies of all agreements evidencing the Securitization Facility;
     (xi) certified copies of the CIT Documents (as defined in the Security Agreement);
     (xii) legal opinions of the Company’s in-house counsel and special counsel, in form and substance satisfactory to the Required Holder(s);
     (xiii) a Secretary’s Certificate of the Company certifying, among other things (1) as to the name, titles and true signatures of the officers of the Company authorized to sign this letter agreement and the other documents to be delivered in connection with this letter agreement, (2) that attached thereto is a true, accurate and complete copy of the certificate of incorporation or other formation document of the Company, certified by the Secretary of State of the state of organization of the Company as of a recent date, (3) that attached thereto is a true, accurate and complete copy of the by-laws, operating agreement or other organizational document of the Company, (4) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of the Company, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of this letter agreement and the other documents to be delivered by the Company in connection with this letter agreement, and that such resolutions have not been amended, modified, revoked or rescinded, are in full force and effect and are the only resolutions of the shareholders, partners or members of the Company or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof; and
     (xiv) a certificate of good standing for the Company from the Secretary of State of the state of organization of the Company dated as of a recent date;

     (b) all corporate and other proceedings in connection with the transactions contemplated by this letter agreement shall be satisfactory to the Required Holder(s) and its counsel, and the Required Holder(s) shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request;
     (c) the Purchasers have received payment of all costs and expenses of the Purchasers (including reasonable fees and disbursements of special counsel to the Purchasers) in connection with this letter agreement and the transactions contemplated hereby;
     (d) as of the date hereof and after giving effect to this letter agreement, no Default or Event of Default has occurred which is continuing; and
     (e) all the representations and warranties contained in Paragraph 8 of the Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof, except to the extent such representation and warranties, by their terms, specifically are made as of a certain date prior to the date hereof.
     SECTION 4. Reference to and Effect on Purchase Agreement. Upon the effectiveness of this letter agreement, each reference in the Purchase Agreement or any other document, instrument or agreement to the “Purchase Agreement” shall mean and be a reference to the Purchase Agreement as modified by this letter agreement. Except as specifically set forth in Section I hereof, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
     SECTION 5. Expenses. The Company hereby confirms its obligations under the Purchase Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by the Purchasers, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by the Purchasers in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby. The obligations of the Company under this Section 5 shall survive transfer by the Purchasers of any Subordinated Note and payment of any Subordinated Note.
     SECTION 6. Governing Law. THIS LETTER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER AGREEMENT TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
     SECTION 7. Counterparts; Section Titles. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
     SECTION 8. Release. On the Effective Date, Fingerhut Fulfillment, Inc., a Delaware corporation (“FFI”), shall be released from its obligations under the Subsidiary Guaranty, Subsidiary Security Agreement and IP Security Agreement (other than those obligations which expressly by their terms survive termination or release of such agreements) and all Liens granted by FFI on its assets pursuant to the foregoing agreements shall be released.
[signature page follows]

Very truly yours, PRUDENTIAL CAPITAL PARTNERS II, L.P.
By:	Stetson Street Partners, L.P., its general partner

By:	/s/ [ILLEGIBLE]
Vice President

PRUDENTIAL CAPITAL PARTNERS MANAGEMENT FUND II, L.P.
By:	Mulberry Street Holdings, LLC, its general partner

By:	Prudential Investment Management, Inc., its managing member

By:	/s/ [ILLEGIBLE]
Vice President

PRUDENTIAL CAPITAL PARTNERS (PARALLEL FUND) II, L.P.
By:	Stetson Street Partners, L.P., its general partner

By:	/s/ [ILLEGIBLE]
Vice President

AGREED AND ACCEPTED: FINGERHUT DIRECT MARKETING, INC.
By:
Title:

Signature Page
Letter Agreement to Securities Purchase Agreement

Very truly yours, PRUDENTIAL CAPITAL PARTNERS II, L.P.
By:	Stetson Street Partners, L.P., its general partner

By:
Vice President

PRUDENTIAL CAPITAL PARTNERS MANAGEMENT FUND II, L.P.
By:	Mulberry Street Holdings, LLC, its general partner

By:	Prudential Investment Management, Inc., its managing member

By:
Vice President

PRUDENTIAL CAPITAL PARTNERS (PARALLEL FUND) II, L.P.
By:	Stetson Street Partners, L.P., its general partner

By:
Vice President

AGREED AND ACCEPTED: FINGERHUT DIRECT MARKETING, INC.
By:	/s/ [ILLEGIBLE]
	Title:	Executive Vice President and Chief Financial Officer

Signature Page
Letter Agreement to Securities Purchase Agreement

EXHIBIT 1
     6. NEGATIVE COVENANTS. The Company covenants that so long as any Subordinated Note is outstanding the Company will not undertake or suffer to exist any of the following, unless the Subordinated Collateral Agent, as agent for the Purchasers, otherwise consents in writing:
     6A. Liens and Other Interests. The Company will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (i) Liens on the Bank Collateral securing payment of the Senior Debt;
     (ii) Permitted Liens;
     (iii) any Lien on any property or asset of the Company or any Subsidiary existing on the First Amendment Effective Date and set forth in Schedule 6A; provided that (a) such Lien shall not apply to any other property or asset of the Company or Subsidiary and (b) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (iv) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (a) such security interests secure Indebtedness permitted by clause (v) of paragraph 6B, (b) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (c) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (d) such security interests shall not apply to any other property or assets of the Company or Subsidiary;
     (v) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes an Obligor after the date hereof prior to the time such Person becomes an Obligor; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming an Obligor, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Obligor and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes an Obligor, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (vi) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
     (vii) Liens arising out of sale and leaseback transactions permitted by

E1-1

paragraph 6P;
     (viii) Liens granted by a Subsidiary that is not an Obligor in favor of the Company or another Obligor in respect of Indebtedness owed by such Subsidiary;
     (ix) Liens on Securitization Receivables and other Purchased Assets (as defined in the Securitization Documents) transferred by an Obligor to, and any property and assets of, the Securitization SPE; and
     (x) Liens securing payment of the Subordinated Notes and the other Obligations.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this paragraph 6A may at any time attach to any Obligor’s Inventory, other than those permitted under clauses (i), (ii) and (vii) of the definition of “Permitted Lien” and clauses (i) and (x) above.
     6B. Indebtedness. The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
     (i) Indebtedness under the Subordinated Notes and the other Obligations;
     (ii) Indebtedness existing on the First Amendment Effective Date and set forth in Schedule 6B and extensions, renewals and replacements of any such Indebtedness in accordance with clause (vi) hereof;
     (iii) Indebtedness of the Company to any Subsidiary and Indebtedness of any Subsidiary to the Company or any other Subsidiary, provided that (a) Indebtedness of any Subsidiary that is not an Obligor to the Company or to any Subsidiary that is an Obligor shall be subject to paragraph 6C and (b) Indebtedness of the Company to any Subsidiary and Indebtedness of any Subsidiary that is an Obligor to any Subsidiary that is not an Obligor shall be subordinated to the Obligations on terms reasonably satisfactory to the Subordinated Collateral Agent;
     (iv) Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary, provided that (a) the Indebtedness so Guaranteed is permitted by this paragraph 6B, (b) Guarantees by the Company or any Subsidiary that is an Obligor of Indebtedness of any Subsidiary that is not an Obligor shall be subject to paragraph 6C and (c) Guarantees permitted under this clause (iv) shall be subordinated to the Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;
     (v) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (vi) hereof; provided that (a) such Indebtedness is incurred prior to or within 90 days after such acquisition or

E1-2

the completion of such construction or improvement and (b) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $10,000,000 at any time outstanding plus up to $25,000,000 to finance the acquisition of the warehouse the Company currently leases in St. Cloud, Minnesota;
     (vi) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (ii) and (v) and not clause (xii) hereof; provided that, (a) the principal amount of such Indebtedness is not increased, (b) any Liens securing such Indebtedness are not extended to any additional property of any Obligor, (c) no Obligor that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (d) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (e) the terms of any such extension, refinancing, or renewal are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness and (f) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Subordinated Collateral Agent and the holders of the Subordinated Notes as those that were applicable to the refinanced, renewed, or extended Indebtedness;
     (vii) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
     (viii) Indebtedness of the Company or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
     (ix) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (a) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (b) the aggregate principal amount of Indebtedness permitted by this clause (ix) shall not exceed $2,500,000 at any time outstanding;
     (x) Senior Debt;
     (xi) other unsecured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Company’s Subsidiaries permitted by this clause (xi) shall not exceed $2,500,000 at any time outstanding; and
     (xii) any Indebtedness in respect of any Securitization Facility.
     6C. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not an Obligor and a Wholly-Owned Subsidiary prior to

E1-3

such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
     (i) Permitted Investments, subject to control agreements in favor of the Subordinated Collateral Agent for the benefit of the holders of the Subordinated Notes or otherwise subject to a perfected security interest in favor of the Subordinated Collateral Agent for the benefit of the holders of the Subordinated Notes unless prohibited under the Securitization Facility;
     (ii) investments in existence on the First Amendment Effective Date and described in Schedule 6C;
     (iii) investments by the Company and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (a) any such Equity Interests held by an Obligor shall be pledged pursuant to the Security Agreement or the Subsidiary Security Agreement (subject to the limitations applicable to common stock of a foreign Subsidiary referred to in paragraph 5M(ii)) and (b) the aggregate amount of investments by Obligors in Subsidiaries that are not Obligors and are not Securitization SPEs (together with outstanding intercompany loans permitted under clause (b) to the proviso to paragraph 6C(iv) and outstanding Guarantees permitted under the proviso to paragraph 6C(v)) shall not exceed $2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (iv) loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary, provided that (a) any such loans and advances by an Obligor shall not be evidenced by a promissory note and (b) the amount of such loans and advances made by Obligors to Subsidiaries that are not Obligors and are not Securitization SPEs (together with outstanding investments permitted under clause (b) to the proviso to paragraph 6C(iii) and outstanding Guarantees permitted under the proviso to paragraph 6C(v)) shall not exceed $2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (v) Guarantees constituting Indebtedness permitted by paragraph 6B, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Obligors that is Guaranteed by any Obligor shall (together with outstanding investments permitted under clause (b) to the proviso to paragraph 6C(iii) and outstanding intercompany loans permitted under clause (b) to the proviso to paragraph 6C(iv)) shall not exceed $2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (vi) loans or advances made by an Obligor to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of

E1-4

$100,000 to any employee and up to a maximum of $1,000,000 in the aggregate at any one time outstanding;
     (vii) subject to Sections 4.2(a) and 4.4 of the Security Agreement and Sections 5.1 and 5.2 of the Subsidiary Security Agreement, notes payable, or stock or other securities issued by Account Debtors to an Obligor pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
     (viii) investments in the form of Swap Agreements permitted by paragraph 6Q;
     (ix) investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates or merges with the Company or any of the Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
     (x) investments received in connection with the dispositions of assets permitted by paragraph 6E; and
     (xi) investments constituting deposits described in clauses (iii) and (iv) of the definition of “Permitted Liens.”
     6D. Fundamental Changes. (i) The Company will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (a) any Subsidiary of the Company may merge into the Company in a transaction in which the Company is the surviving corporation, (b) any Obligor (other than the Company) may merge into any other Obligor in a transaction in which the surviving entity is an Obligor and (c) any Subsidiary that is not an Obligor may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders of the Subordinated Notes; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by paragraph 6C.
          (ii) The Company will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the First Amendment Effective Date and businesses reasonably related thereto.
          6E. Asset Sales. The Company will not, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Company or another Subsidiary in compliance with paragraph 6C), except:

E1-5

     (i) sales, transfers and dispositions of (a) inventory in the ordinary course of business and (b) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
     (ii) sales of Securitization Receivables and other Purchased Assets (as defined in the Securitization Documents) to the Securitization SPE;
     (iii) sales, transfers and dispositions to the Company or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not an Obligor shall be made in compliance with paragraph 6K;
     (iv) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
     (v) sales, transfers and dispositions of investments permitted by clauses (ix) and (xi) of paragraph 6C;
     (vi) sale and leaseback transactions permitted by paragraph 6P;
     (vii) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary; and
     (viii) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this paragraph, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (viii) shall not exceed $2,500,000 during any fiscal year of the Company;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (ii) and (vi) above) shall be made for fair value and for at least 75% cash consideration.
     6F. Restricted Payments; Certain Payments of Indebtedness. (i) The Company will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (a) the Company may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments, of up to $5,000,000 per fiscal year pursuant to and in accordance with equity incentive plans of the Company and its Subsidiaries, or (d) the Company may pay cash dividends on its Preferred Stock with proceeds of an initial public offering of its Common Stock upon the conversion of such Preferred Stock to Common Stock, pursuant to Section 4.2.1 of the Company’s certificate of incorporation.
     (ii) The Company will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or

E1-6

other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
     (a) payment of Indebtedness created under the Transaction Documents;
     (b) payment of the Senior Debt;
     (c) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
     (d) refinancings of Indebtedness to the extent permitted by paragraph 6B; and
     (e) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.
     6G. Restrictive Agreements. The Company will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of such Obligor or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (a) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, any Transaction Document or the Credit Agreement, (b) the foregoing shall not apply to restrictions and conditions existing on the First Amendment Effective Date identified on Schedule 6K (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (c) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (d) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (e) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     6H. Amendment of Material Documents. The Company will not, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents except after reasonable prior notice to the Subordinated Collateral Agent.

E1-7

     61. Accounting Changes. The Company shall not suffer or permit any of its Subsidiaries to make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year or method for determining fiscal quarters of any Obligor or any of its Subsidiaries.
     6J. Financial Covenants.
     (i) Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio, determined for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than 1.0 to 1.0.
     (ii) Minimum EBITDA. The Company shall not permit EBITDA for any fiscal year set forth below to be less than the amount set forth below for such fiscal year:

Fiscal Year	Amount
2008	$33,250,000
2009	$38,000,000
2010	$47,500,000
2011	$52,250,000
2012 and each fiscal year thereafter	$57,000,000
     6K. Transactions with Affiliates. The Company will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions that (a) are in the ordinary course of business and (b) are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Company and any Subsidiary that is an Obligor not involving any other Affiliate, (iii) any investment permitted by paragraph 6C(iii) or 6C(iv), (iv) any Indebtedness permitted under paragraph 6C(iii), (v) any Restricted Payment permitted by paragraph 6F, (vi) loans or advances to employees permitted under paragraph 6C, (vii) the payment of reasonable fees to directors of the Company or any Subsidiary who are not employees of the Company or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or its Subsidiaries in the ordinary course of business, including without limitation those paid pursuant to matters described in Schedule 6K, (viii) transactions involving the transfer of Securitization Receivables and other Purchased Assets (as defined in the Securitization Documents) to and by a Securitization SPE in connection with a Securitization Facility, and (ix) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Company’s board of directors.

E1-8

     6L. Issuance of Stock by Subsidiaries. The Company covenants that it will not permit any Subsidiary to issue, sell or otherwise dispose of any shares of any class of its stock (either directly or indirectly by the issuance of rights or options for, or securities convertible into, such shares) except to the Company or another Wholly-Owned Subsidiary.
     6M. Limitation on Issuance of Other Subordinated Indebtedness Senior to the Subordinated Notes. The Company shall not create, incur, assume, permit or exist, Guarantee, or in any other manner become liable with respect to any Indebtedness, other than the Subordinated Notes, that is contractually subordinate in right of payment to any Senior Debt unless such Indebtedness is otherwise permitted by the terms hereof and is Indebtedness that is pari passu with, or subordinate pursuant to provisions substantially similar to those contained in the Intercreditor Agreement in right of payment to, the Subordinated Notes.
     6N. Payment Limitations. The Company covenants that it will not enter into or become subject to any restriction on the payment of any Obligations which payment is required pursuant to the terms of this Agreement other than the provisions of the Intercreditor Agreement.
     6O. Terrorism Sanctions Regulations. The Company covenants that it will not and will not permit any Subsidiary to (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engage in any dealings or transactions with any such Person.
     6P. Sale and Leaseback Transactions. The Company will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Company or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset.
     6Q. Swap Agreements. The Company will not, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (i) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (ii) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.
     6R. Fingerhut Fulfillment, Inc. The Company will not permit Fingerhut Fulfillment, Inc. at any time to own or have any Inventory or material assets.

E1-9

SCHEDULE 6A
EXISTING LIENS

Debtor Searched		Clear?			Filing		Through
[Debtor Found]	Jurisdiction	(Y/N)	Secured Party	Filing No.	Date	Lien Description	Date
Delaware
Fingerhut Direct	Secretary of	UCC
Marketing, Inc.	State	N					04/24/07

			Prudential Capital			All assets: liens are subordinated to the
Fingerhut Direct			Partners II, L.P., as			liens of the Senior Agent as defined in the
Marketing, Inc.			Collateral Agent	61046655	03/26/06	Intercreditor Agreement dtd 3/23/06

Amendment
				61481829	05/02/06	Amends debtors address

First American
Fingerhut Direct			Commercial Bancorp.			All equipment under Master Lease No.
Marketing, Inc.			Inc.	2007 1028827	03/20/07	2007145

Fingerhut — Schedules to First Amendment to Prudential SPA	6A-1

SCHEDULE 6B
EXISTING INDEBTEDNESS
None

Fingerhut — Schedules to First	6B-1
Amendment to Prudential SPA

SCHEDULE 6C
EXISTING INVESTMENTS
None, other than “loans/advances” to customers in the form of revolving credit accounts in the ordinary course of business.

Fingerhut — Schedules to First	6C-1
Amendment to Prudential SPA

SCHEDULE 6K
AFFILIATE TRANSACTIONS
1.	Amended and Restated Investor Rights Agreement, dated as of March 24, 2006, among Company, certain investors and various other investors.

2.	Amended and Restated Stockholders Agreement, dated as of March 24, 2006, among the Company and certain investors and stockholders.

3.	Stockholders Waiver, Consent and Amendment: Fingerhut Direct Marketing, Inc. dated as of March 23, 2006.

4.	Fingerhut Direct Marketing, Inc.: Written Waiver and Consent of Holders of Series A Preferred Stock dated as of April 2, 2007.

5.	Employment Agreement with Chief Executive Officer of the Company, effective as of April 25, 2007.

6.	Executive Summary/Overview; Executive Life and Disability Benefits for Brian Smith, CEO/President; Prepared by Jeffrey A. Azen; approved by Board on April 25, 2007.

7.	Independent Director — Total Compensation Summary

8.	Amended and Restated 2005 Non-Employee Directors Equity Compensation Plan

9.	2003 Equity Incentive Plan

10.	2007 Incentive Plan

11.	2007 Vision of Quality Growth Special Incentive Program

12.	Fingerhut Direct Marketing, Inc. conducts occasional sales of excess inventory, returned merchandise, liquidation inventory and samples to related parties. In fiscal 2006 the total amount of sales did not exceed $10,000.

Fingerhut — Schedules to First	6K-1
Amendment to Prudential SPA

SCHEDULE 8Q
1.	Location of the chief executive office of the Company and each of its Subsidiaries

7777 Golden Triangle Drive, Eden Prairie, MN

2.	All real property owned or leased by the Company or any of its Subsidiaries and all locations at which any property of the Company or any of its Subsidiaries is located (or at any time within the last 6 months has been located) or at which the Company or any of its Subsidiaries maintains a place of business or keeps any records (or at any time within the last 6 months has maintained a place of business or kept records):
(a)	Owned Real Property: None

(b)	Leased Real Property:
(i)	Warehouse. That certain property leased pursuant to the Building Lease dated as of November 26, 2003 by and between FAC Acquisition, LLC, and Fingerhut Direct Marketing, Inc., and related to property located at 6250 Ridgewood Road, St. Cloud, MN; and the Assignment and Assumption of Lease dated June 14, 2006 between FAC Acquisition, LLC, as Assignor, and Welsh Fingerhut MN, LLC, as Assignee, recorded in the office of the County Recorder of Stearns County, MN on June 20, 2006, as Document #1197732.

(ii)	Corporate Headquarters. That certain property leased pursuant to the Lease Agreement dated as of March 6, 2006 by and between Liberty Property Limited Partnership, as Landlord, and Fingerhut Direct Marketing, Inc., as Tenant, and related to property located at 7777 Golden Triangle Drive, Eden Prairie, MN, as amended by a First Amendment to Lease dated March 28, 2006 between Landlord and Tenant.

(iii)	Data Center. That certain Time Warner Telecom Co-Location Equipment Area Agreement effective as of July 15, 2005 by and between Time Warner and FDM, Inc., related to property at 5480 Feltl Road, Minnetonka, MN.

(iv)	Photo Studio. That certain property leased pursuant to the Lease dated November 14, 2003 by and between The Trustees Under the Will and of The Estate of James Campbell, Deceased, Landlord, and Fingerhut Direct Marketing, Inc., Tenant, related to property at 14005 13th Avenue North, Plymouth, MN, as amended by a First Amendment to Lease Agreement, dated as of October 27, 2006, by and between James Campbell Company LLC and Tenant.

Fingerhut — Schedules to First
Amendment to Prudential SPA

8Q - 1

(v)	Call Center. That certain property leased pursuant to the Lease dated February 1, 2005 by and between Sundance III, LLC and FDM, Inc., related to property at 11 McLeland Road, St. Cloud, MN.

(vi)	Call Center. That certain property leased pursuant to the Office Lease dated August 15, 2003 by and between Dante A. Tini, John D. Tini and Donna Tini, collectively Landlord, and Fingerhut Direct Marketing, Inc., Tenant, related to property at 1250 Industrial Park Road, Eveleth Industrial Park, Eveleth, MN.
3.	All patents, trademarks, trade names, service marks, services names or copyrights owned or licensed by the Company or any of its Subsidiaries
A.	Registered Intellectual Property:

See attachment “A” — current Registered Trademarks

See attachment “B” — current Patents

See attachment “C” — current Domain Names

See attachment “D” — current Copyrights

Fingerhut — Schedules to First
Amendment to Prudential SPA

8Q - 2

4.	Organizational identification number of the Company and each of its Subsidiaries

Fingerhut Direct Marketing, Inc.	3567832
Fingerhut Fulfillment, Inc.	3572413
Fingerhut Funding, LLC	4350399
5.	Any name under which the Company or any Subsidiary has conducted business at any time during the last 5 years

Fingerhut Direct Marketing, Inc.

Fingerhut Fulfillment, Inc.

Fingerhut Funding, LLC

8Q - 3

Attachment A
To
Schedule 8Q Registered Intellectual Properties
Current Registered Trademarks/Service Marks
FINGERHUT DIRECT MARKETING INC. US TRADE/SERVICE MARKS

Trademark / Servicemark	Reg. No.
ACCESS TO BETTER LIVING	3,020,977
BACKYARD LIVING	2,274,991
CAREFREE LIVING	1,505,333
CHEF’S MARK	2,489,361
CHEF’S MARK	2,645,988
CHEF’S MARK PREFERRED QUALITY & DESIGN	2,497,159
CHEF’S MARK PREFERRED QUALITY & DESIGN	2,659,758
COUNTRY BEAR	2,782,394
DIGITAL ZONE	2,398,630
FALL BIG BOOK	2,655,853
FINGERHUT	999,881
FINGERHUT	973,080
FINGERHUT HOME	2,523,477
GATE ONE (AND DESIGN)	1,724,645
GATE ONE LUGGAGE (AND DESIGN)	1,722,969
GOOD DEALS, GREAT BUYS	2,503,225
HOLIDAY BIG BOOK	2,386,204
HOME DEALS	2,967,344
LIFE MAX	2,099,973
OUTDOOR SPIRIT	2,540,809
OUTDOOR SPIRIT	2,358,444
OUTDOOR SPIRIT	2,513,010
OUTDOOR SPIRIT	2,476,139
OUTDOOR SPIRIT	2,366,241
OUTDOOR SPIRIT	2,444,758
ROOMS FOR LIVING	1,693,689
SENSOMA	2,601,356
SPRING BIG BOOK	2,476,310
ST. CROIX COLORS	2,579,749
ST. CROIX COLORS	2,681,467
ST. CROIX COLORS AND DESIGN	2,552,910
SUITE LUXURIES	2,496,775
SUPER CHEF	1,933,548
Fingerhut — Schedules to First
Amendment to Prudential SPA

8Q - 4

Registration
Foreign Trademarks	Number
Fingerhut	Mexico 884685
Fingerhut	UK 2146029

Trademark Applications	Serial Number
Country Bear	78/552727
Fingerhut	78/533161
Now You Can	77/084311
Yes You Can	77/033016
B.	Licensed Trademarks - from Petters Group Worldwide, LLC Master Craft Master Craft Pro
Fingerhut — Schedules to First
Amendment to Prudential SPA

8Q - 5

Attachment B
To
Schedule 8Q Registered Intellectual Property
Patents
None
Fingerhut — Schedules to First
Amendment to Prudential SPA

8Q - 6

Attachment C
To
Schedule 8Q Registered Intellectual Property
Current Domain Names
www.fingerhut.biz
www.andysgarage.com
www.fingerhutdirect.com
www.fhutfill.com
www.fhutdirect.com
www.andysauction.com
www.fingerhut.com
www.birthdayhut.com
www.fhutfill.net
www.fhutdirect.net
www.fingerhut.net
www.fhutfill.org
www.fhutdirect.org
www.fingerhut.org
www.andysgaragesale.org
Fingerhut — Schedules 10 First
Amendment to Prudential SPA

8Q - 7

Attachment D
To
Schedule 8Q Registered Intellectual Property
Current Copyrights

Copyright Title	Registration Number
Br-r-r bear	VA-294-209
Cameo floral: [no.] 87582	VA-275-850
Baroque floral: [no.] 87338.	VA-275-849
Rose Garden: [no.] 32466/32469	VA-275-848
Unicorn with rainbow	VA-275-847
Pastelle	VA-275-846
Choloe: [no.[ 90304]	VA-275-845
Rainbow clouds	VA-275-844

8Q - 8

SCHEDULE 8T
INVENTORY LOCATIONS
1.	Warehouse. 6250 Ridgewood Road, St. Cloud, MN

EXHIBIT 2
     7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):
     (i) the Company defaults in the payment of any principal of or Prepayment Amount or Specified Event Prepayment Amount payable with respect to any Subordinated Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or
     (ii) the Company defaults in the payment of any interest on any Subordinated Note for more than 5 days after the date due; or
     (iii) (a) the Company or any Subsidiary defaults in the payment or performance of any term contained in the Credit Agreement (or if any other event thereunder shall occur and be continuing) and the effect of such default or other event is to cause (or the Banks cause) the loans under the Credit Agreement to become due prior to stated maturity, (b) any Obligor or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Indebtedness referred to in clause (a) above), when and as the same shall become due and payable, which failure continues beyond any period of grace therein provided or (c) any event or condition occurs that results in any Material Indebtedness (other than Indebtedness referred to in clause (a) above) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Indebtedness referred to in clause (a) above) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than Indebtedness referred to in clause (a) above) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (c) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or
     (iv) any representation or warranty made by the Company or any Subsidiary herein or in any other Transaction Document or by the Company, any Subsidiary or any of their respective officers in any writing furnished in connection with or pursuant to this Agreement or any other Transaction Document shall be false or misleading in any material respect on the date as of which made; or
     (v) the Company (a) fails to perform or observe any agreement contained in paragraph 5I or paragraph 6 or (b) fails to give notice of a Default or Event of Default as required by clause (i) of paragraph 5P; or

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     (vi) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another clause of this paragraph 7A), and such failure shall continue unremedied for a period of (a) 5 Business Days after the earlier of knowledge of such breach or notice thereof from the Subordinated Collateral Agent (which notice will be given at the request of any holder of the Subordinated Notes) if such breach relates to terms or provisions of paragraph 5A, 5C, 5E, 5F, 5G, 5H, 5I, 5J, 5L or 5Q (other than paragraph 5Q(i)) of this Agreement or (b) 20 days after the earlier of knowledge of such breach or notice thereof from the Subordinated Collateral Agent (which notice will be given at the request of any holder of the Subordinated Notes) if such breach relates to terms or provisions of any other paragraph of this Agreement; or
     (vii) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or
     (viii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or
     (ix) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or
     (x) any such petition or application described in clause (ix) of this paragraph 7A is filed, or any such case or proceedings described in clause (ix) of this paragraph 7A are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
     (xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
     (xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or

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such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
     (xiii) one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 shall be rendered against any Obligor, any Subsidiary of any Obligor or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor or any Subsidiary of any Obligor to enforce any such judgment or any Obligor or any Subsidiary of any Obligor shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or
     (xiv) an ERISA Event shall have occurred that, in the opinion of the Required Holder(s), when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $2,500,000 in any year; or
     (xv) any Change of Control shall occur; or
     (xvi) the Subsidiary Guaranty or any Security Document shall cease to be in full force and effect, or the Company or any Subsidiary Guarantor shall contest or deny the validity or enforceability of, or deny that it has any liability or obligations under, the Subsidiary Guaranty or any Security Document, or the Subordinated Collateral Agent does not have or ceases to have a valid perfected security interest (subject only to Liens permitted by clause (i) of paragraph 6A) in any Collateral for the benefit of the holders of the Subordinated Notes; or
     (xvii) if the Securitization Facility is terminated and is not replaced by a securitization facility reasonably satisfactory to the Subordinated Collateral Agent within 30 days after termination;
then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Subordinated Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Subordinated Notes held by such holder to be, and all of the Subordinated Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued

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thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Subordinated Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Prepayment Amount, if any, (or, if less, the Yield-Maintenance Amount) with respect to each Subordinated Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) if such event is not an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Subordinated Notes to he, and all of the Subordinated Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with (1) the Prepayment Amount (or, if less, the Yield-Maintenance Amount) or (2) if such event is an Event of Default specified in clause (xv) which also constitutes a Specified Event, the Specified Event Prepayment Amount (or, if less, the Yield-Maintenance Amount) with respect to each Subordinated Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. The Company acknowledges, and the parties hereto agree, that each holder of a Subordinated Note has the right to maintain its investment in the Subordinated Notes free from repayment by the Company (except as herein specifically provided for) and without the occurrence of an Event of Default and that the provision for payment of Yield-Maintenance Amount, Prepayment Amount or Specified Event Prepayment Amount, as applicable, by the Company in the event the Subordinated Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

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EXHIBIT 4
11B. Other Terms.
     “Account” shall have the meaning assigned to such term in the Security Agreement.
     “Account Debtor” shall mean any Person obligated on an Account.
     “Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” shall have the meaning given in paragraph 12C hereof.
     “Agreement to Subordinate” shall have the meaning given in paragraph 3A(xi) hereof.
     “Anti-Terrorism Order” shall mean Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
     “Bank Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Credit Agreement, and its successors and assigns in that capacity.
     “Bank Collateral” shall mean the “Collateral” as such term is defined in the Intercreditor Agreement (as in effect on the First Amendment Effective Date).
     “Banks” shall mean JPMorgan Chase Bank, N.A. and the other lending parties to the Credit Agreement, other holders of the Senior Debt from time to time and their respective successors and assigns.
     “Bankruptcy Law” shall have the meaning given in clause (viii) of paragraph 7A.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized by law to remain closed.
     “Capital Expenditures” shall mean, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.
     “Capitalized Lease Obligation” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement

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conveying the right to use) real or personal property, or a combination thereof, which obligations are required to he classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Change of Control” shall mean (a) the Control Parties shall cease to own, free and clear of all Liens or other encumbrances, at least 51% of the outstanding voting Equity Interests of the Company on a fully diluted basis; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) appointed by the board of directors of the Company nor (ii) appointed pursuant to the Company’s certificate of incorporation or other organizational documents or agreements in effect on the date hereof; (c) the acquisition of direct or indirect Control of the Company by any Person or group other than the Control Parties; or (d) the occurrence of a “Change in Control” (or similar event) under the Credit Agreement (or any replacement thereto) which has not been cured or waived pursuant to the terms thereof. Notwithstanding the foregoing, an initial public offering of the Company’s Equity Interests shall not constitute a change in control even if the offering results in the Control Parties’ owning less than 51% of the outstanding voting Equity Interests.
     “closing” or “date of closing” shall have the meaning given in paragraph 2 hereof.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Collateral” shall mean all property and assets upon which Liens have been created or are purported to have been created under or pursuant to any Security Document.
     “Collateral Agency Agreement” shall have the meaning given in paragraph 3A(xiii) hereof.
     “Common Stock” shall mean the Company’s Common Stock, par value $0.00001 per share.
     “Company” shall have the meaning given in the introductory paragraph hereof.
     “Company Sale” shall mean (i) the sale of all or substantially all of the Common Stock and Preferred Stock to a Person or Persons (other than any Related Party) in the same transaction or series of related transactions, or (ii) the sale of all or substantially all of the assets of the Company and its Subsidiaries to a Person or Persons (other than any Related Party) in the same transaction or series of related transactions, in each case on terms and conditions reasonably acceptable to the Required Holder(s).
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

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     “Control Parties” shall mean one or more of: (i) Petters Group, Inc. or any Person(s) Controlled by or Controlling Petters Group, Inc., (ii) Bain Capital Venture Fund, L.P. or any Person(s) Controlled by or Controlling Bain Capital Venture Fund, L.P., and (iii) Battery Ventures VI L.P. or any Person(s) Controlled by or Controlling Battery Ventures VI L.P.
     “Credit Agreement” shall mean the Credit Agreement dated as of June 21, 2007, among the Company, the Bank Agent and the Banks, as amended, restated, supplemented or otherwise modified or replaced from time to time in accordance with the terms of the Intercreditor Agreement.
     “Default” shall mean any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.
     “Default Rate” shall mean a rate per annum from time to time equal to the greater of (i) 23.00%, or (ii) 10% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York City as its Prime Rate; provided, that in no event shall the Default Rate exceed the maximum rate of interest allowed under applicable law.
     “EBITDA” shall mean, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period and (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but shall not include any such interest in the Securitization Trust held by the Securitization SPE.
     “Equityholder Agreement” shall have the meaning given in paragraph 3A(viii) hereof.

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     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “FAC” shall mean FAC Acquisition, LLC, a Delaware limited liability company.
     “First Amendment Effective Date” shall mean June 21, 2007.
     “Fixed Charge Coverage Ratio” shall mean, the ratio, determined as of the end of each of fiscal quarter of the Company for the most-recently ended four fiscal quarters, of (a) EBITDA minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Fixed Charges” shall mean, with reference to any period, without duplication, cash Interest Expense, plus scheduled principal payments on Indebtedness made during such period (not including principal payments on the Securitization Facility or under the Credit Agreement), plus expense for income and franchise taxes paid in cash, plus

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dividends or distributions paid in cash, all calculated for the Company and its Subsidiaries on a consolidated basis.
     “GAAP” shall mean generally accepted accounting principles in the United States of America.
     “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.
     “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all

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Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indenture Trustee” shall mean U.S. Bank National Association and any other trustee under a Securitization Facility.
     “Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act) or “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).
     “Intercreditor Agreement” shall mean the Subordination and Intercreditor Agreement, dated as of June 21, 2007, among the Bank Agent and the Purchasers, as amended, restated or otherwise modified from time to time in accordance with its terms.
     “Interest Expense” shall mean, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.
     “Inventory” shall have the meaning assigned to such term in the Security Agreement.
     “Investor Rights Agreement” shall have the meaning given in paragraph 3A(iii) hereof.
     “IP Security Agreement” shall have the meaning given in paragraph 3A(vii) hereof.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same

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economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Material Adverse Effect” shall mean any event, development or circumstance that has or would reasonably be expected to have a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole (provided that if the event, development or circumstance is not unique to the Company, its effect on the Company is materially more adverse than on the other entities or comparable lines of business), (b) the ability of any Obligor to perform any of its obligations under the Transaction Documents to which it is a party, (c) the Collateral, or the Subordinated Collateral Agent’s Liens (on behalf of itself and the holders of the Subordinated Notes) on the Collateral or the priority of such Liens or (d) the rights of or benefits available to the Subordinated Collateral Agent or the holders of any of the Subordinated Notes or the Warrants under this Agreement.
     “Material Indebtedness” shall mean Indebtedness (other than the Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     “Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under the Credit Agreement) or Requirement of Law applicable to such Subsidiary.
     “Obligations” shall mean (i) the unpaid principal and interest (including interest accruing at the then-applicable Default Rate and interest accruing at the then-applicable rate provided in the Subordinated Notes after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding, relating to

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Company whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Subordinated Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other obligations and liabilities of every nature of the Company from time to time owing to the Subordinated Collateral Agent or the holders of Subordinated Notes, in each case whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), which may arise under, out of, or in connection with, this Agreement or any other Security Document or under any other document made, delivered or given in connection with any of the foregoing (excluding the Warrants, the Investor Rights Agreement, the Stockholders Agreement, the Equityholder Agreement and the VCOC Letter), in each case whether on account of principal, premium, if any, interest, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to such Persons) that are required to be paid by the Company pursuant to the terms of this Agreement or any other Security Document, including, without limitation, any contingent or unliquidated Obligations related to unresolved claims, causes of action or liabilities which have been asserted or threatened against the Subordinated Collateral Agent or any holder of a Subordinated Note or which otherwise can be reasonably identified by the Subordinated Collateral Agent or any holder of a Subordinated Note based on then known facts and circumstances.
     “Obligors” shall mean the Company, the Company’s domestic Subsidiaries other than the Securitization SPE and any other Person that now or hereafter guarantees or grants a Lien in any of its assets to secure any of the Obligations and their successors and assigns, provided further that the Securitization Trust shall not be deemed an Obligor.
     “Off-Balance Sheet Liability” of a Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
     “Officer’s Certificate” shall mean a certificate signed in the name of the Company by its President, one of its Vice Presidents or its Treasurer.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.
     “Permitted Investments” shall mean, (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (ii) investments in commercial paper maturing

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within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s or from Moody’s; (iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and (v) money market funds that (a) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (b) are rated AAA by Standard & Poor’s and Aaa by Moody’s and (c) have portfolio assets of at least $5,000,000,000.
     “Permitted Liens” shall mean, (i) Liens imposed by law for taxes that are not yet due or are being contested in compliance with paragraph 5L; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with paragraph 5L; (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (v) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (xiii) of paragraph 7A; (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and (vii) unperfected Liens and reclamation rights of inventory suppliers.
     “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Preferred Stock” shall mean the Company’s Series A Convertible Preferred Stock, par value 0.00001 per share.

E4-9

     “Property” of a Person shall mean any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Projections” shall have the meaning given in paragraph 5A(vi) hereof.
     “Purchasers” shall have the meaning given in the introductory paragraph hereof.
     “Qualified IPO” shall mean the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of shares of the Company’s Common Stock at a public offering price reasonably acceptable to the Required Holder(s).
     “Related Party” shall mean (i) any officer or director of the Company or any Subsidiary, (ii) any Person directly or indirectly owning any shares of Equity Interests of the Company or any Subsidiary, (iii) any Person who is related by blood, adoption or marriage to any Person described in clause (i) or (ii), or (iv) any Affiliate of the Company or any Affiliate of any Person described in clause (i), (ii) or (iii); provided, however, that the Company and any Subsidiary of the Company shall not be Related Parties.
     “Required Holder(s)” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Subordinated Notes from time to time outstanding.
     “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.
     “Restated Certificate of Incorporation” shall have the meaning given in paragraph 3J hereof.
     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or of any option, warrant or other right to acquire any such Equity Interests in the Company.
     “Securities” shall have the meaning given in paragraph 1B hereof.
     “Securities Act” shall mean the Securities Act of 1933, as amended.

E4-10

     “Securitization Documents” shall have the meaning ascribed thereto in the Security Agreement.
     “Securitization Facility” shall mean the securitization facility governed by the Securitization Documents.
     “Securitization Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of June 21, 2007 among the Subordinated Collateral Agent, the Indenture Trustee on behalf of noteholders under the Securitization Facility, the Securitization SPE and the Company in the form of Exhibit Q hereto, as amended, restated or otherwise modified from time to time in accordance with its terms.
     “Securitization Receivables” shall have the meaning assigned to such term in the Security Agreement.
     “Securitization SPE” shall mean Fingerhut Funding, LLC, a Delaware limited liability company, or any other special purpose entity now or hereafter created to effect a Securitization Facility.
     “Securitization Trust” shall mean the Fingerhut Credit Account Master Note Trust created effective as of June 13, 2007.
     “Security Agreement” shall mean that certain Amended and Restated Pledge and Security Agreement dated as of June 21, 2007 by the Company for the benefit of the holders of the Subordinated Notes in the form of Exhibit G hereto, as the same may be amended, modified, or supplemented from time to time in accordance with the provisions thereof.
     “Security Documents” shall mean the Security Agreement, the IP Security Agreement, the Subsidiary Guaranty, the Subsidiary Security Agreement and any other agreement, document or instrument in effect on the date of closing or executed by the Company or any Subsidiary after the date of closing under which the Company or such Subsidiary has granted a lien upon or security interest in any property or assets to the Subordinated Collateral Agent to secure all or any part of the obligations of the Company under this Agreement or the Subordinated Notes or of any Subsidiary Guarantor under the Subsidiary Guaranty, and all financing statements, certificates, documents and instruments relating thereto or executed or provided in connection therewith, each as amended, restated, supplemented or otherwise modified from time to time.
     “Senior Debt” shall mean all Senior Debt under and as defined in the Intercreditor Agreement; provided that “Senior Debt” shall not include any obligation owed to the Company or any Subsidiary of the Company.
     “Significant Holder” shall mean (i) each Purchaser, so long as such Purchaser or one of its Affiliates shall hold (or be committed under this Agreement to purchase) any Subordinated Note, or (ii) any other Person which, together with its Affiliates, is the holder of at least 5% of the aggregate principal amount of the Subordinated Notes from time to time outstanding.

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     “Specified Event” shall mean the consummation of (i) a Qualified IPO or (ii) a Company Sale.
     “Standard & Poor’s” shall mean Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., and its successors.
     “Stockholders Agreement” shall have the meaning given in paragraph 3A(iii) hereof.
     “Subordinated Collateral Agent” shall mean Prudential Capital Partners II, L.P.
     “Subordinated Indebtedness” of a Person shall mean any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Subordinated Collateral Agent.
     “Subordinated Notes” shall have the meaning given in paragraph 1A hereof.
     “subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.
     “Subsidiary” shall mean any direct or indirect subsidiary of the Company or an Obligor, as applicable.
     “Subsidiary Guarantors” shall mean each Subsidiary of the Company from time to time required to enter into the Subsidiary Guaranty pursuant to paragraph 5M.
     “Subsidiary Guaranty” shall mean that certain Guarantor Agreement made by each Subsidiary Guarantor in favor of the Subordinated Collateral Agent for the benefit of the holders of the Subordinated Notes substantially in the form of Exhibit F hereto, as the same may be amended, modified, or supplemented from time to time in accordance with the provisions thereof.
     “Subsidiary Security Agreement” shall mean that certain Security Agreement made by each Subsidiary Guarantor in favor of the Subordinated Collateral Agent for the benefit of the holders of the Subordinated Notes substantially in the form of Exhibit I hereto, as the same may be amended, modified, or supplemented from time to time in accordance with the provisions thereof.
     “Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt

E4-12

instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions: provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Transaction Documents” shall mean this Agreement, the Subordinated Notes, the Warrants, the Investor Rights Agreement, the Stockholders Agreement, the Equityholder Agreement, the VCOC Letter, the Security Documents, the Agreement to Subordinate, the Collateral Agency Agreement and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate in connection with this Agreement.
     “Transfer and Servicing Agreement” shall mean the Transfer and Servicing Agreement among Fingerhut Funding, LLC, the Company and Fingerhut Credit Account Master Note Trust, dated as of June 21, 2007, as the same may be amended, restated or otherwise supplemented from time to time.
     “Transferee” shall mean any direct or indirect transferee of all or any part of any Subordinated Note purchased by any Purchaser under this Agreement.
     “USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “VCOC Letter” shall have the meaning given in paragraph 3A(ix) hereof.
     “Warrants” shall have the meaning given in paragraph 1B hereof.
     “Wholly-Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding Equity Interests of every class of which is owned by the Company or another Wholly-Owned Subsidiary of the Company, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly-Owned Subsidiary) to acquire shares of Equity Interests of such Subsidiary.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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EXHIBIT G
FORM OF SECURITY AGREEMENT
See Attached.

EXECUTION COPY
AMENDED AND RESTATED
PLEDGE AND SECURITY AGREEMENT
     THIS AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) is entered into as of June 21, 2007 by and between Fingerhut Direct Marketing, Inc., a Delaware corporation (the “Grantor”), and Prudential Capital Partners II, L.P., as collateral agent for the Holders referenced below (in such capacity, the “Subordinated Collateral Agent”).
PRELIMINARY STATEMENTS
     A. The Grantor entered into that certain Securities Purchase Agreement, dated as of March 23, 2006 (as amended by that certain letter agreement dated as of June 21,2007 (the “First Amendment”) and as the same may from time to time hereafter be further amended, modified, supplemented or restated, the “Purchase Agreement”), by and among the Grantor and the purchasers party thereto (collectively, the “Purchasers” and, together with any person who becomes a holder of any Subordinated Note (as defined below) the “Holders”), pursuant to which the Purchasers, among other things, purchased $30,000,000 aggregate principal amount of the 13.00% Senior Subordinated Secured Notes due March 24, 2013 (the “Subordinated Notes”) of the Grantor on the terms and subject to the conditions, set forth in the Purchase Agreement.
     B. Pursuant to the Purchase Agreement, the Grantor entered into that certain Security Agreement, dated as of March 23, 2006 with the Subordinated Collateral Agent (the “Original Security Agreement”) to secure the Secured Obligations in order to induce the Purchasers to enter into the Purchase Agreement and purchase the Subordinated Notes.
     C. In order to induce the Purchasers to enter into the First Amendment and amend the Purchase Agreement as set forth therein, the Grantor is willing to amend and restate the Original Security Agreement pursuant to this Security Agreement.
     ACCORDINGLY, the Grantor and the Subordinated Collateral Agent, on behalf of the Holders, hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Terms Defined in Purchase Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Purchase Agreement.
     1.2. Terms Defined in DCC. Terms defined in the DCC which are not otherwise defined in this Security Agreement are used herein as defined in the DCC.
     1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:
     “2007-1 Supplemental Indenture” means the Series 2007-1 Indenture Supplement, dated as of June 21, 2007, between Fingerhut Credit Account Master Note Trust, as Issuer, and D.S. Bank National Association, as Indenture Trustee, as the same may be amended, modified or supplemented from time to time.
     “Accounts” shall have the meaning set forth in Article 9 of the UCC.

     “Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.
     “Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.
     “CIT Bank” means CIT Bank, a Utah Industrial Bank.
     “CIT Documents” means the Receivables Sale Agreement dated as of the date hereof~ by and between CIT Bank and Grantor (as it may be amended or modified from time to time) and the Revolving Loan Product Program Agreement dated as of the date hereof, by and between CIT Bank and Grantor (as it may be amended or modified from time to time).
     “Collateral” shall have the meaning set forth in Article II.
     “Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance satisfactory to the Subordinated Collateral Agent, between the Subordinated Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of the Grantor for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.
     “Collateral Agent” means U.S. Bank National Association as Indenture Trustee pursuant to the Master Indenture.
     “Collateral Deposit Account” shall have the meaning set forth in Section 7.1(a).
     “Collateral Report” means any certificate, report or other document delivered by the Grantor to the Subordinated Collateral Agent or any Holder with respect to the Collateral pursuant to any Note Document.
     “Collection Account” means deposit account No. 758660021 of the Grantor maintained with the Bank Agent.
     “Commercial Tort Claim” means any “commercial tort claim,” as such term is defined in Section 9-102(a)(13) of the UCC (or any other then applicable provision of the UCC).
     “Contracts” means all contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which the Grantor may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.
     “Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Subordinated Collateral Agent, among any Obligor, a banking institution holding such Obligor’s funds, and the Subordinated Collateral Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by any Obligor with such banking institution.
     “Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.
     “Documents” shall have the meaning set forth in Article 9 of the UCC.

     “Equipment” means any “equipment,” as such term is defined in Section 9-102(a)(33) of the UCC(or any other then applicable provision of the UCC), now or hereafter owned or acquired by the Grantor or in which the Grantor now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all machinery, equipment, fixtures, furniture, furnishings, trade fixtures, vehicles, trucks, mainframe, personal and other computers, terminals and printers and related components and accessories, all copiers, telephonic, video, electronic data-processing, data storage equipment and other equipment of any nature whatsoever, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
     “Event of Default” means an event described in Section 5.1.
     “Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.
     “General Intangibles” shall have the meaning set forth in Article 9 of the UCC.
     “Instruments” shall have the meaning set forth in Article 9 of the UCC.
     “Inventory” shall have the meaning set forth in Article 9 of the UCC.
     “Investment Property” shall have the meaning set forth in Article 9 of the UCC.
     “Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.
     “Lock Boxes” shall have the meaning set forth in Section 7.1(a).
     “Lock Box Agreements” shall have the meaning set forth in Section 7.1(a).
     “Master Indenture” means that certain Master Indenture dated as of the date hereof between Fingerhut Credit Account Master Note Trust, as Issuer, and U.S. Bank National Association, as Indenture Trustee, as the same may be amended, modified or supplemented from time to time.
     “Merchant Deposit Account” has the meaning ascribed thereto in Section 7.1 (a).
     “Note Documents” means Transaction Documents (as defined in the Purchase Agreement).
     “Payment Intangibles” shall have the meaning set forth in Article 9 of the UCC.
     “Pledged Collateral” means all Securities consisting of Equity Interests of Subsidiaries of the Grantor, whether or not physically delivered to the Subordinated Collateral Agent pursuant to this Security Agreement.
     “Proceeds” means “proceeds,” as such term is defined in Section 9-102(a)(64) of the UCC (or any other then applicable provision of the UCC), and, in any event, shall include, without limitation, (a) any and all Accounts, Chattel Paper, Instruments, cash or other forms of money or currency or other proceeds payable to the Grantor from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Grantor from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to the Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (d) all certificates, dividends, cash, Instruments and other property received or distributed in respect of or in exchange for any Investment Property, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

     “Purchased Assets” means (i) Securitization Receivables and (ii) other “Purchased Assets” (as such term is defined in Section 2.1(a) of the Receivables Purchase Agreement).
     “Receivables Purchase Agreement” means that certain Receivables Purchase Agreement dated as of the date hereof among the Grantor and the Securitization SPE, as the same may be amended, modified or supplemented from time to time.
     “Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.
     “Secured Obligations” shall mean and include (a) the Obligations and (b) all liabilities and obligations, howsoever arising, owed by the Grantor to Subordinated Collateral Agent or the Holders (excluding the Warrants, the Investor Rights Agreement, the Stockholders Agreement, the Equityholder Agreement and the VCOC Letter) or anyone or more of them of every kind and description (whether evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Security Agreement.
     “Securities Account” means “securities account,” as such term is defined in Section 8-501(a) of the UCC (or any other then applicable provision of the UCC).
     “Securitization Account” means (a) on and after the Initial Cut-Off Date, each Initial Account, (b) on and after the applicable Additional Cut-Off Date, each Additional Account and (c) each Transferred Account, but shall exclude (i) each Securitization Account that has been closed and terminated in accordance with the relevant Account Guidelines, (ii) each Deleted Account and (iii) any Securitization Account all the Receivables in which have either been: (A) reassigned to Grantor pursuant to Section 6.1 or 6.2 of the Receivables Purchase Agreement or (B) assigned and transferred to Grantor pursuant to Section 3.03 of the Transfer and Servicing Agreement; provided, however, that any group of consumer credit accounts designated as Securitization Accounts in a notice regarding Additional Accounts given by the Securitization SPE to Grantor pursuant to the Receivables Purchase Agreement shall cease to be treated as Securitization Accounts if the purchase of receivables in such consumer credit accounts by the Securitization SPE does not commence on or prior to the fifth Business Day following the date originally specified in the notice for such addition as the expected addition date; provided further, however, that, for the avoidance of doubt, in the event any such designation of consumer credit accounts is not given effect by virtue of the preceding proviso, nothing shall prevent Grantor from at any time thereafter again designating all or a portion of such accounts to be included as Securitization Accounts and selling receivables in such Securitization Accounts to the Securitization SPE. All of the defined terms in this definition have the meanings ascribed thereto in the Securitization Documents, except for the terms “Securitization SPE” and “Grantor.”
     “Securitization Documents” means the Receivables Purchase Agreement, the Transfer and Servicing Agreement, the Master Indenture, the 2007-1 Supplemental Indenture and each additional indenture supplement entered into from time to time.
     “Securitization Facility” means the securitization facility governed by the Securitization Documents.
     “Securitization Property” means the Securitization Accounts, the Securitization Receivables and the Purchased Assets.
     “Securitization Receivables” means all amounts payable by obligors on any Securitization Account from time to time.

     “Securitization Sales Receivables” means Payment Intangibles owing to Grantor and arising from sales of Securitization Receivables and other Purchased Assets to the Securitization SPE pursuant to the Securitization Documents.
     “Securitization SPE” means Fingerhut Funding, LLC.
     “Security” has the meaning set forth in Article 8 of the UCC.
     “Servicing Accounts” means Accounts owing to Grantor and arising from services provided by it under the Transfer and Servicing Agreement.
     “Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.
     “Transaction Documents” shall have the meaning set forth in the Master Indenture.
     “Transfer and Servicing Agreement” means that certain Transfer and Servicing Agreement dated as of the date hereof among Fingerhut Funding, LLC, as Transferor, Grantor, as Servicer and Fingerhut Credit Account Master Note Trust, as Issuer, as the same may be amended, modified or supplemented from time to time.
     “UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Illinois or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Subordinated Collateral Agent’s or any Holder’s Lien on any Collateral.
     “Unsecuritized Receivables” means all rights to payment of any kind arising directly or indirectly from the sale or other disposition of Inventory, including Accounts, Chattel Paper, Instruments, Payment Intangibles, Letter of Credit Rights, Supporting Obligations, and general intangibles related to the foregoing, but excluding Securitization Accounts and Securitization Receivables.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
GRANT OF SECURITY INTEREST
     To secure payment and performance of the Secured Obligations, the Grantor hereby confirms its prior grant under the Original Security Agreement, as amended and restated hereby, and pledges, assigns and grants to the Subordinated Collateral Agent, on behalf of and for the ratable benefit of the Holders, a security interest in all of its right, title and interest in, to and under certain personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, the Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), consisting of:
               (a) All Accounts;
               (b) All Chattel Paper;
               (c) All Commercial Tort Claims;
               (d) All Contracts;

               (e) All Deposit Accounts;
               (f) All Documents;
               (g) All Equipment;
               (h) All General Intangibles (including Payment Intangibles);
               (i) All Instruments;
               (j) All Inventory;
               (k) All Investment Property;
               (l) All Letter-of-Credit Rights;
               (m) All Securities Accounts;
               (n) All Supporting Obligations;
               (o) All property of the Grantor held by Subordinated Collateral Agent or any Holder, including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to the Subordinated Collateral Agent or any Holder for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of the Grantor, or as to which the Grantor may have any right or power;
               (p) All other goods and personal property of the Grantor whether tangible or intangible and whether now or hereafter owned or existing, leased, consigned by or to, or acquired by the Grantor and wherever located; and
               (q) To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing;
excluding, however, in each case, the Securitization Accounts and the Securitization Property now existing or hereafter arising and all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data that evidence or contain information relating to the Securitization Property. To the extent that any security interest arises in any Securitization Account or in any asset under this Security Agreement prior to its becoming Securitization Property, such security interest is deemed to have terminated automatically on the date it becomes a Securitization Account or Securitization Property; provided that such security interest shall be automatically reinstated on the date when any such Securitization Property is reconveyed to the Grantor and ceases to be Securitization Property pursuant to the terms of the Securitization Documents.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     The Grantor represents and warrants to the Subordinated Collateral Agent and each Holder that:
     3.1. Title, Perfection and Priority. The Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Subordinated Collateral Agent the security interest in such Collateral pursuant hereto.

When financing statements have been filed in the appropriate offices against the Grantor in the locations listed on Exhibit E, the Subordinated Collateral Agent will have a fully perfected security interest in that Collateral in which a security interest may be perfected by filing, subject only to Liens permitted under Section 4.1(e).
     3.2. Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of the Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number arc set forth on Exhibit A.
     3.3. Principal Location. The Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), arc disclosed in Exhibit A; the Grantor has no other places of business except those set forth in Exhibit A.
     3.4. Collateral Locations. All of the Grantor’s locations where Collateral is located are listed on Exhibit A. All of said locations are owned by the Grantor except for locations (i) which are leased by the Grantor as lessee and designated in Part VII(b) of Exhibit A and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part VII(c) of Exhibit A.
     3.5. Deposit Accounts. All of the Grantor’s Deposit Accounts are listed on Exhibit B.
     3.6. Exact Names. The Grantor’s name in which it has executed this Security Agreement is the exact name as it appears in the Grantor’s organizational documents, as amended, as filed with the Grantor’s jurisdiction of organization. The Grantor has not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition.
     3.7. Letter of Credit Rights and Chattel Paper. Exhibit C lists all Letter of Credit Rights and Chattel Paper of the Grantor. All action by the Grantor necessary or desirable to protect and perfect the Subordinated Collateral Agent’s Lien on each item listed on Exhibit C (including the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder) has been duly taken. The Subordinated Collateral Agent will have a fully perfected security interest in the Collateral listed on Exhibit C, subject only to Liens permitted under Section 4.1(e).
     3.8. Commercial Tort Claims. Commercial Torts Claims of the Grantor are set forth on Exhibit F.
     3.9. Inventory. With respect to any Inventory scheduled or listed on the most recent Collateral Report, (a) such Inventory (other than Inventory in transit) is located at one of the Grantor’s locations set forth on Exhibit A, (b) no Inventory (other than Inventory in transit) is now, or shall at any time or times hereafter be stored at any other location except as permitted by Section 4.1 (g), (c) the Grantor has good, indefeasible and merchantable title to such Inventory and such Inventory is not subject to any Lien or security interest or document whatsoever except for the Lien granted to the Subordinated Collateral Agent, for the benefit of the Subordinated Collateral Agent and the Holders, and except as permitted under the Purchase Agreement, (d) except as specifically disclosed in the most recent Collateral Report, such Inventory is of good and merchantable quality, free from any defects, (e) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or other disposition of that Inventory or the payment of any monies to any third party upon such sale or other disposition, and (f) sale or other disposition of such Inventory by the Subordinated Collateral Agent following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which the Grantor is a party or to which such property is subject.
     3.10. Filing Requirements. None of the Collateral is of a type for which security interests or liens may be perfected by filing under any federal statute.

     3.11. No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Grantor as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security agreements naming the Subordinated Collateral Agent on behalf of the Holders as the secured party and (b) as permitted by Section 4.1(e).
     3.12. Pledged Collateral.
          (a) Exhibit D sets forth a complete and accurate list of all of the Pledged Collateral. The Grantor is the direct, sole beneficial owner and sale holder of record of the Pledged Collateral listed on Exhibit D as being owned by it, free and clear of any Liens, except for the security interest granted to the Subordinated Collateral Agent for the benefit of the Holders hereunder and security interest granted to the Bank Agent. The Grantor further represents and warrants that (i) all Pledged Collateral constituting an Equity Interest has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Subordinated Collateral Agent representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, the Grantor has so informed the Subordinated Collateral Agent so that the Subordinated Collateral Agent may take steps to perfect its security interest therein as a General Intangible, and (iii) all Pledged Collateral held by a securities intermediary is covered by a control agreement among the Grantor, the securities intermediary and the Subordinated Collateral Agent pursuant to which the Subordinated Collateral Agent has Control.
          (b) In addition, (i) none of the Pledged Collateral has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are existing no options, warrants, calls or commitments of any character whatsoever relating to the Pledged Collateral or which obligate the issuer of any Equity Interest included in the Pledged Collateral to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice to or, filing with, any governmental authority or any other Person is required for the pledge by the Grantor of the Pledged Collateral pursuant to this Security Agreement or for the execution, delivery and performance of this Security Agreement by the Grantor, or for the exercise by the Subordinated Collateral Agent of the voting or other rights provided for in this Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Security Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.
          (c) Except as set forth in Exhibit D, the Grantor owns 100% of the issued and outstanding Equity Interests which constitute Pledged Collateral.
     3.13. Securities Accounts. The names and addresses of all institutions at which the Grantor maintains its Securities Accounts and the account numbers and account names of such Securities Accounts are listed on Exhibit G. The Company shall amend Exhibit G from time to time within twenty (20) Business Days after opening any additional Securities Account or closing or changing the account number or account name on any existing Securities Account.
ARTICLE IV
COVENANTS
     From the date of this Security Agreement, and thereafter until this Security Agreement is terminated, the Grantor agrees that:
     4.1. General.
          (a) Collateral Records. The Grantor will maintain complete and accurate books and records with respect to the Collateral, and furnish to the Subordinated Collateral Agent, with sufficient copies for each of the Holders, such reports relating to the Collateral as the Subordinated Collateral Agent shall from time to time request.
          (b) Authorization to File Financing Statements; Ratification. The Grantor hereby authorizes the Subordinated Collateral Agent to file, and if requested will deliver to the Subordinated Collateral Agent, all financing statements and other documents and take such other actions as may from time to time be requested by the Subordinated Collateral Agent in order to maintain a first perfected security interest in and, if applicable, Control of, the Collateral. Any financing statement filed by the Subordinated Collateral Agent may be filed in any filing office in any UCC jurisdiction and may (i) indicate the Collateral by any description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Grantor is an organization, the type of organization and any organization identification number issued to the Grantor. The Grantor also agrees to furnish any such information to the Subordinated Collateral Agent promptly upon request. The Grantor also ratifies its authorization for the Subordinated Collateral Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
          (c) Further Assurances. The Grantor will, if so requested by the Subordinated Collateral Agent, furnish to the Subordinated Collateral Agent, as often as the Subordinated Collateral Agent requests, statements and schedules further identifying and describing the Collateral and such other reports and information in connection with the Collateral as the Subordinated Collateral Agent may reasonably request, all in such detail as the Subordinated Collateral Agent may specify. The Grantor also agrees to take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Subordinated Collateral Agent in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.
          (d) Disposition of Collateral. The Grantor will not sell, lease or otherwise dispose of the Collateral except for dispositions specifically permitted pursuant to paragraph 6E of the Purchase Agreement.
          (e) Liens. The Grantor will not create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Security Agreement, and (ii) other Liens permitted under the terms of the Purchase Agreement.
          (f) Other Financing Statements. The Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 4.1(e). The Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Subordinated Collateral Agent, subject to the Grantor’s rights under Section 9-509(d)(2) of the UCC.
          (g) Locations. The Grantor will not (i) maintain any Collateral at any location other than those locations listed on Exhibit A, (ii) otherwise change, or add to, such locations without the Subordinated Collateral Agent’s prior written consent (and if the Subordinated Collateral Agent gives such consent, the Grantor will concurrently therewith obtain a Collateral Access Agreement for each such location), or (iii) change its principal place of business or chief executive office from the location identified on Exhibit A, other than as permitted by the Purchase Agreement.
          (h) Compliance with Terms. The Grantor will perform and comply with all obligations in respect of the Collateral and all agreements to which it is a party or by which it is bound relating to the Collateral.

          (i) Commercial Tort Claims and Letter of Credit Rights. The Grantor shall amend (i) Exhibit F from time to time within twenty (20) Business Days after obtaining any additional Commercial Tort Claims and (ii) Exhibit C from time to time within twenty (20) Business Days after obtaining any additional Letter-of-Credit Rights.
          (j) Contracts. The Grantor shall use its commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the grant of a security interest to the Subordinated Collateral Agent in any Contract or license held by the Grantor or in which the Grantor has any rights not heretofore assigned.
     4.2. Unsecuritized Receivables.
          (a) Certain Agreements on Unsecuritized Receivables. The Grantor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on an Unsecuritized Receivable or accept in satisfaction of an Unsecuritized Receivable less than the original amount thereof, except that, prior to the occurrence of an Event of Default, the Grantor may reduce the amount of Unsecuritized Receivables in accordance with its present policies and in the ordinary course of business.
          (b) Collection of Unsecuritized Receivables. Except as otherwise provided in this Security Agreement, the Grantor will collect and enforce, at the Grantor’s sole expense, all amounts due or hereafter due to the Grantor under the Unsecuritized Receivables.
          (c) Electronic Chattel Paper. The Grantor shall take all steps necessary to grant the Subordinated Collateral Agent Control of all electronic Chattel Paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.
     4.3. Inventory.
          (a) Maintenance of Inventory. The Grantor will do all things necessary to maintain, preserve, protect and keep the Inventory in saleable condition, except for damaged or defective goods arising in the ordinary course of the Grantor’s business.
          (b) Returned Inventory. If an Account Debtor returns any Inventory to the Grantor when no Event of Default exists, then the Grantor shall promptly determine the reason for such return and shall issue a credit memorandum to the Account Debtor in the appropriate amount. All returned Inventory shall be subject to the Subordinated Collateral Agent’s Liens thereon.
          (c) Perpetual Inventory System. The Grantor will maintain a perpetual inventory reporting system at all times.
     4.4. Delivery of Instruments, Securities, Chattel Paper and Documents. As to all Chattel Paper and Instruments constituting part of the Collateral, the Grantor will (a) deliver to the Subordinated Collateral Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper, Securities and Instruments constituting Collateral (if any then exist), (b) hold in trust for the Subordinated Collateral Agent upon receipt and immediately thereafter deliver to the Subordinated Collateral Agent any Chattel Paper, Securities and Instruments constituting Collateral, and (c) upon the Subordinated Collateral Agent’s request, deliver to the Subordinated Collateral Agent (and thereafter hold in trust for the Subordinated Collateral Agent upon receipt and immediately deliver to the Subordinated Collateral Agent) any Document evidencing or constituting Collateral. The Grantor hereby authorizes the Subordinated Collateral Agent to attach each Amendment to this Security Agreement and agrees that all additional Collateral set forth in such Amendments shall be considered to be part of the Collateral.

     4.5. Uncertificated Pledged Collateral. The Grantor will permit the Subordinated Collateral Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Subordinated Collateral Agent granted pursuant to this Security Agreement. The Grantor will take any actions necessary to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any Pledged Collateral, to cause the Subordinated Collateral Agent to have and retain Control over such Pledged Collateral. Without limiting the foregoing, the Grantor will, with respect to Pledged Collateral held with a securities intermediary, cause such securities intermediary to enter into a control agreement with the Subordinated Collateral Agent, in form and substance satisfactory to the Subordinated Collateral Agent, giving the Subordinated Collateral Agent Control.
     4.6. Pledged Collateral.
          (a) Changes in Capital Structure of Issuers. The Grantor will not (i) permit or suffer any issuer of an Equity Interest constituting Pledged Collateral to dissolve, merge, liquidate or retire any of its Equity Interests, or (ii) vote any Pledged Collateral in favor of any of the foregoing.
          (b) Issuance of Additional Securities. The Grantor will not permit or suffer the issuer of an Equity Interest constituting Pledged Collateral to issue additional Equity Interests, any right to receive the same or any right to receive earnings, except to the Grantor.
          (c) Registration of Pledged Collateral. The Grantor will permit any registerable Pledged Collateral to be registered in the name of the Subordinated Collateral Agent or its nominee at any time at the option of the Required Holder(s).
          (d) Exercise of Rights in Pledged Collateral.
          (i) Without in any way limiting the foregoing and subject to clause (ii) below, the Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not inconsistent with this Security Agreement, the Purchase Agreement or any other Note Document; provided however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Subordinated Collateral Agent in respect of the Pledged Collateral.
          (ii) The Grantor will permit the Subordinated Collateral Agent or its nominee at any time after the occurrence of an Event of Default, without notice, to exercise all voting rights or other rights relating to Pledged Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof.
          (iii) The Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral to the extent not in violation of the Purchase Agreement other than any of the following distributions and payments (collectively referred to as the “Excluded Payments”): (A) dividends and interest paid or payable other than in cash in respect of any Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral; (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in capital of an issuer; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, any Pledged Collateral; provided however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Security Agreement; and
          (iv) All Excluded Payments and all other distributions in respect of any of the Pledged Collateral, whenever paid or made, shall be delivered to the Subordinated Collateral Agent to hold as Pledged Collateral and shall, if received by the Grantor, be received in trust for the benefit of the Subordinated Collateral Agent, be segregated from the other property or funds of the Grantor, and be forthwith delivered to the Subordinated Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).
     4.7. No Interference. The Grantor agrees that it will not interfere with any right, power and remedy of the Subordinated Collateral Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Subordinated Collateral Agent of anyone or more of such rights, powers or remedies.
     4.8. Insurance. (a) In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, the Grantor shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by the Grantor within a “Special Flood Hazard Area”). The amount of flood insurance required by this Section shall be in an amount equal to the lesser of the total outstanding principal amount of the Subordinated Notes or the total replacement cost value of the Inventory at such location.
          (b) All insurance policies required hereunder and under paragraph 5F of the Purchase Agreement shall name the Subordinated Collateral Agent (for the benefit of the Subordinated Collateral Agent and the Holders) as an additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to the Subordinated Collateral Agent, which provide that: (i) all proceeds thereunder with respect to any Collateral shall be payable to the Subordinated Collateral Agent; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least thirty days prior written notice given to the Subordinated Collateral Agent.
          (c) All premiums on such insurance shall be paid when due by the Grantor, and copies of the policies delivered to the Subordinated Collateral Agent. If the Grantor fails to obtain any insurance as required by this Section, the Subordinated Collateral Agent may obtain such insurance at the Grantor’s expense. By purchasing such insurance, the Subordinated Collateral Agent shall not be deemed to have waived any Default arising from the Grantor’s failure to maintain such insurance or pay any premiums therefor.
     4.9. Collateral Access Agreements. The Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Subordinated Collateral Agent. After the First Amendment Effective Date, no real property or warehouse space shall be leased by the Grantor and no Inventory shall be shipped to a processor or converter under arrangements established after the First Amendment Effective Date, unless and until a satisfactory Collateral Access Agreement shall first have been obtained with respect to such location. The Grantor shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located.
     4.10. Change of Name or Location; Change of Fiscal Year. The Grantor shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in this Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Subordinated Collateral Agent shall have received at least thirty days prior written notice of such change and the Subordinated Collateral Agent shall have acknowledged in writing that either (1) such change will not adversely affect the validity, perfection or priority of the Subordinated Collateral Agent’s security interest in the Collateral, or (2) any reasonable action requested by the Subordinated Collateral Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Subordinated Collateral Agent, on behalf of the Holders, in any Collateral), provided that, any new location shall be in the continental U.S. The Grantor shall not change its fiscal year which currently ends on the Friday closest to January 31st of each year.
     4.11. Securities Accounts. The Grantor shall use its commercially reasonable efforts to assist the Subordinated Collateral Agent in obtaining control under the UCC with respect to any Collateral consisting of Securities Accounts (with investment or other assets that currently exceed or are at any time expected to exceed $25,000).
ARTICLE V
EVENTS OF DEFAULT AND REMEDIES
     5.1. Events of Default. The occurrence of anyone or more of the following events shall constitute an Event of Default hereunder:
          (a) Any representation or warranty made by or on behalf of the Grantor under or in connection with this Security Agreement shall be materially false as of the date on which made.
          (b) The breach by the Grantor of any of the terms or provisions of Article IV or Article VII.
          (c) The breach by the Grantor (other than a breach which constitutes an Event of Default under any other Section of this Article V) of any of the terms or provisions of this Security Agreement which is not remedied within ten days after such breach.
          (d) The occurrence of any “Event of Default” under, and as defined in, the Purchase Agreement.
          (e) Any Equity Interest which is included within the Collateral shall at any time constitute a Security or the issuer of any such Equity Interest shall take any action to have such interests treated as a Security unless (i) all certificates or other documents constituting such Security have been delivered to the Subordinated Collateral Agent and such Security is properly defined as such under Article 8 of the UCC of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise, or (ii) the Subordinated Collateral Agent has entered into a control agreement with the issuer of such Security or with a securities intermediary relating to such Security and such Security is defined as such under Article 8 of the UCC of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise.
     5.2. Remedies.
          (a) Upon the occurrence of an Event of Default, the Subordinated Collateral Agent may exercise any or all of the following rights and remedies:

          (i) those rights and remedies provided in this Security Agreement, the Purchase Agreement, or any other Note Document; provided that, this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Subordinated Collateral Agent and the Holders prior to an Event of Default;
          (ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;
          (iii) give notice of sale control or any other instruction under any Deposit Account Control Agreement or and other control agreement with any securities intermediary and take any action therein with respect to such Collateral;
          (iv) without notice (except as specifically provided in Section 8.1 or elsewhere herein), demand or advertisement of any kind to the Grantor or any other Person, enter the premises of the Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at the Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Subordinated Collateral Agent may deem commercially reasonable; and
          (v) concurrently with written notice to the Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Subordinated Collateral Agent was the outright owner thereof.
          (b) The Subordinated Collateral Agent, on behalf of the Holders, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
          (c) The Subordinated Collateral Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Subordinated Collateral Agent and the Holders, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.
          (d) Until the Subordinated Collateral Agent is able to effect a sale, lease, or other disposition of Collateral, the Subordinated Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Subordinated Collateral Agent. The Subordinated Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Subordinated Collateral Agent’s remedies (for the benefit of the Subordinated Collateral Agent and Holders), with respect to such appointment without prior notice or hearing as to such appointment.
          (e) [Intentionally Omitted].

          (f) Notwithstanding the foregoing, neither the Subordinated Collateral Agent nor the Holders shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.
          (g) The Grantor recognizes that the Subordinated Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. The Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Subordinated Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the Grantor and the issuer would agree to do so.
     5.3. Grantor’s Obligations Upon Default. Upon the request of the Subordinated Collateral Agent after the occurrence and during the continuance of an Event of Default, the Grantor will:
          (a) assemble and make available to the Subordinated Collateral Agent the Collateral and all books and records relating thereto at any place or places specified by the Subordinated Collateral Agent, whether at the Grantor’s premises or elsewhere;
          (b) permit the Subordinated Collateral Agent, by the Subordinated Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy;
          (c) prepare and file, or cause an issuer of Pledged Collateral to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Subordinated Collateral Agent may request, all in form and substance satisfactory to the Subordinated Collateral Agent, and furnish to the Subordinated Collateral Agent, or cause an issuer of Pledged Collateral to furnish to the Subordinated Collateral Agent, any information regarding the Pledged Collateral in such detail as the Subordinated Collateral Agent may specify;
          (d) take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Subordinated Collateral Agent to consummate a public sale or other disposition of the Pledged Collateral; and
          (e) at its own expense, cause the independent certified public accountants then engaged by the Grantor to prepare and deliver to the Subordinated Collateral Agent and each Holder, at any time, and from time to time, promptly upon the Subordinated Collateral Agent’s request, the following reports with respect to the Grantor: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.

     5.4. Grant of Intellectual Property License. For the purpose of enabling the Subordinated Collateral Agent to exercise the rights and remedies under this Article V at such time as the Subordinated Collateral Agent shall be lawfully entitled to exercise such rights and remedies, the Grantor hereby (a) grants to the Subordinated Collateral Agent, for the benefit of the Subordinated Collateral Agent and the Holders, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, license or sublicense any intellectual property rights now owned or hereafter acquired by the Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Subordinated Collateral Agent may sell any of the Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased the Grantor’s Inventory from the Grantor and in connection with any such sale or other enforcement of the Subordinated Collateral Agent’s rights under this Security Agreement, may sell Inventory which bears any trademark owned by or licensed to the Grantor and any Inventory that is covered by any copyright owned by or licensed to the Grantor and the Subordinated Collateral Agent may finish any work in process and affix any trademark owned by or licensed to the Grantor and sell such Inventory as provided herein.
ARTICLE VI
ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY
     6.1. Account Verification. The Subordinated Collateral Agent may at any time, in the Subordinated Collateral Agent’s own name, in the name of a nominee of the Subordinated Collateral Agent, or in the name of the Grantor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of such Grantor, parties to contracts with the Grantor and obligors in respect of Instruments of the Grantor to verify with such Persons, to the Subordinated Collateral Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Unsecuritized Receivables subject to applicable laws.
     6.2. Authorization for Subordinated Collateral Agent to Take Certain Action.
          (a) The Grantor irrevocably authorizes the Subordinated Collateral Agent at any time and from time to time in the sole discretion of the Subordinated Collateral Agent and appoints the Subordinated Collateral Agent as its attorney in fact (i) to execute on behalf of the Grantor as debtor and to file financing statements necessary or desirable in the Subordinated Collateral Agent’s sole discretion to perfect and to maintain the perfection and priority of the Subordinated Collateral Agent’s security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Subordinated Collateral Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Subordinated Collateral Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Subordinated Collateral Agent Control over such Pledged Collateral, (v) to apply the proceeds of any Collateral received by the Subordinated Collateral Agent to the Secured Obligations as provided in Section 7.2, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), (vii) to contact Account Debtors for any reason, (viii) to demand payment or enforce payment of the Unsecuritized Receivables in the name of the Subordinated Collateral Agent or the Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Unsecuritized Receivables, (ix) to sign the Grantor’s name on any invoice or bill of lading relating to the Unsecuritized Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Unsecuritized Receivables, (x) to exercise all of the Grantor’s rights and remedies with respect to the collection of the Unsecuritized Receivables and any other Collateral, (xi) to settle, adjust, compromise, extend or renew the Unsecuritized Receivables, (xii) to settle, adjust or compromise any legal proceedings brought to collect Unsecuritized Receivables, (xiii) to prepare, file and sign the Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of the Grantor, (xiv) to prepare, file and sign the Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Unsecuritized Receivables, (xv) to change the address for delivery of mail addressed to the Grantor to such address as the Subordinated Collateral Agent may designate and to receive, open and dispose of all mail addressed to the Grantor, and (xvi) to do all other acts and things necessary to carry out this Security Agreement; and the Grantor agrees to reimburse the Subordinated Collateral Agent on demand for any payment made or any expense incurred by the Subordinated Collateral Agent in connection with any of the foregoing; provided that, this authorization shall not relieve the Grantor of any of its obligations under this Security Agreement or under the Purchase Agreement.
          (b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Subordinated Collateral Agent, for the benefit of the Subordinated Collateral Agent and Holders, under this Section 6.2 are solely to protect the Subordinated Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Subordinated Collateral Agent or any Holder to exercise any such powers. The Subordinated Collateral Agent agrees that, except for the powers granted in Section 6.2(a)(i)-(vi) and Section 6.2(a)(xvi), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing.
     6.3. Proxy. THE GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE SUBORDINATED COLLATERAL AGENT AS THE PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) OF THE GRANTOR WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE SUBORDINATED COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE OF A DEFAULT.
     6.4. Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE SUBORDINATED COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE SUBORDINATED COLLATERAL AGENT, NOR ANY HOLDER, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII
COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS
     7.1. Collection of Unsecuritized Receivables.
          (a) On or before the First Amendment Effective Date, the Grantor shall execute and deliver to the Subordinated Collateral Agent a Deposit Account Control Agreement for Merchant Deposit Account maintained by the Grantor at U.S. Bank National Association (the “Merchant Deposit Account”), which Merchant Deposit Account is identified as such on Exhibit B. The Grantor shall cause to be deposited in that Merchant Deposit Account on each Business Day all proceeds of Collateral other than proceeds of Securitization Sales Receivables and Servicing Accounts and Unsecuritized Receivables. On or before the First Amendment Effective Date, the Grantor shall execute and deliver to the Subordinated Collateral Agent a Deposit Control Account Agreement for a deposit account (the “Collateral Deposit Account”) maintained with the Bank Agent. Grantor shall cause to be deposited in the Collateral Deposit Account on each Business Day all proceeds of Servicing Accounts, Securitization Sale Receivables and settlement payments from the CIT Bank under the CIT Documents and Unsecuritized Receivables. On each Business Day, all funds on deposit in the Merchant Deposit Account shall be transferred to the Collateral Deposit Account. On or before the First Amendment Effective Date, the Grantor will establish lock box service (the “Lock Boxes”) with the bank(s) set forth in Exhibit B, which lock boxes shall be subject to irrevocable lockbox agreements in a form acceptable to the Subordinated Collateral Agent designating the Collateral Agent as the secured party (a “Lock Box Agreement”).
          (b) The Grantor shall direct all of its Account Debtors to forward payments directly to Lock Boxes subject to Lock Box Agreements. The Collateral Agent shall have sole access to the Lock Boxes at all times and the Grantor shall take all actions necessary to grant the Collateral Agent such sole access. At no time shall the Grantor remove any item from the Lock Box without the Collateral Agent’s prior written consent or from the Collateral Deposit Account without the Subordinated Collateral Agent’s consent. If notwithstanding the foregoing instructions, the Grantor receives any proceeds of any Securitization Receivables, the Grantor shall receive such payments as the Collateral Agent’s trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of Unsecuritized Receivables received by it to a Lock Box. At any time the Subordinated Collateral Agent is the “Controlling Secured Party” (as defined in the Collateral Deposit Account Control Agreement), the Subordinated Collateral Agent shall hold and apply funds received into the Collateral Deposit Account as provided by the terms of Section 7.2.
     7.2. Application of Proceeds; Deficiency. All amounts deposited in the Collateral Deposit Account shall be applied by the Subordinated Collateral Agent against the Secured Obligations. Any such proceeds of the Collateral shall be applied as determined by the Holders. The balance, if any, after all of the Secured Obligations have been satisfied, shall be deposited by the Subordinated Collateral Agent into the Grantor’s general operating account. The Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees and other expenses incurred by the Subordinated Collateral Agent or any Holder to collect such deficiency.
ARTICLE VIII
GENERAL PROVISIONS
     8.1. Waivers. The Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantor, addressed as set forth in Article IX, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, the Grantor waives all claims, damages, and demands against the Subordinated Collateral

Agent or any Holder arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Subordinated Collateral Agent or such Holder as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, the Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Subordinated Collateral Agent or any Holder, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, the Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.
     8.2. Limitation on Subordinated Collateral Agent’s and Holders’ Duty with Respect to the Collateral. The Subordinated Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Subordinated Collateral Agent and each Holder shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Subordinated Collateral Agent nor any Holder shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Subordinated Collateral Agent or such Holder, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Subordinated Collateral Agent to exercise remedies in a commercially reasonable manner, the Grantor acknowledges and agrees that it is commercially reasonable for the Subordinated Agent (i) to fail to incur expenses deemed significant by the Subordinated Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Subordinated Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Subordinated Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Subordinated Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Subordinated Collateral Agent in the collection or disposition of any of the Collateral. The Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Subordinated Collateral Agent would be commercially reasonable in the Subordinated Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Subordinated Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to the Grantor or to impose any duties on the Subordinated Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.
     8.3. Compromises and Collection of Collateral. The Grantor and the Subordinated Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Unsecuritized Receivables, that certain of the Unsecuritized Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Unsecuritized Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Unsecuritized Receivable. In view of the foregoing, the Grantor agrees that the Subordinated Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Unsecuritized Receivable, accept in full payment of any Unsecuritized Receivable such amount as the Subordinated Collateral Agent in its sole discretion shall determine or abandon any Unsecuritized Receivable, and any such action by the Subordinated Collateral Agent shall be commercially reasonable so long as the Subordinated Collateral Agent acts in good faith based on information known to it at the time it takes any such action.
     8.4. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Subordinated Collateral Agent may perform or pay any obligation which the Grantor has agreed to perform or pay in this Security Agreement and the Grantor shall reimburse the Subordinated Collateral Agent for any amounts paid by the Subordinated Collateral Agent pursuant to this Section 8.4. The Grantor’s obligation to reimburse the Subordinated Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.
     8.5. Specific Performance of Certain Covenants. The Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(d), 4.1(e), 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 5.3, or 8.7 or in Article VII will cause irreparable injury to the Subordinated Collateral Agent and the Holders, that the Subordinated Collateral Agent and the Holders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Subordinated Collateral Agent or the Holders to seek and obtain specific performance of other obligations of the Grantor contained in this Security Agreement, that the covenants of the Grantor contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Grantor.
     8.6. Dispositions Not Authorized. The Grantor is not authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(d) and notwithstanding any course of dealing between the Grantor and the Subordinated Collateral Agent or other conduct of the Subordinated Collateral Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(d)) shall be binding upon the Subordinated Collateral Agent or the Holders unless such authorization is in writing signed by the Subordinated Collateral Agent with the consent or at the direction of the Required Holder(s).
     8.7. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Subordinated Collateral Agent or any Holder to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Subordinated Collateral Agent (with the written approval of the Required Holder(s) or such other Person, if such approval is required under the Purchase Agreement). All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Subordinated Collateral Agent and the Holders until the Secured Obligations have been paid in full.
     8.8. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement arc declared to be severable.
     8.9. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Grantor for liquidation or reorganization, should the Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of the Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     8.10. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantor, the Subordinated Collateral Agent and the Holders and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Grantor shall not have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Subordinated Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Subordinated Collateral Agent, for the benefit of the Subordinated Collateral Agent and the Holders, hereunder.
     8.11. Survival of Representations. All representations and warranties of the Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.
     8.12. Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by the Grantor, together with interest and penalties, if any. The Grantor shall reimburse the Subordinated Collateral Agent for any and all out-of-pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Subordinated Collateral Agent) paid or incurred by the Subordinated Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantor.
     8.13. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.
     8.14. Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Purchase Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations have been indefeasibly paid and performed in full and no commitments of the Subordinated Collateral Agent or the Holders which would give rise to any Secured Obligations are outstanding.
     8.15. Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Grantor and the Subordinated Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantor and the Subordinated Collateral Agent relating to the Collateral.
     8.16. CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.
     8.17. CONSENT TO JURISDICTION. THE GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER NOTE DOCUMENT AND THE GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE SUBORDINATED COLLATERAL AGENT OR ANY HOLDER TO BRING PROCEEDINGS AGAINST THE GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE GRANTOR AGAINST THE SUBORDINATED COLLATERAL AGENT OR ANY HOLDER OR ANY AFFILIATE OF THE SUBORDINATED COLLATERAL AGENT OR ANY HOLDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER NOTE DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.
     8.18. WAIVER OF JURY TRIAL. THE GRANTOR, THE SUBORDINATED COLLATERAL AGENT AND EACH HOLDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
     8.19. Indemnity. The Grantor hereby agrees to indemnify the Subordinated Collateral Agent and the Holders, and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Subordinated Collateral Agent or any Holder is a party thereto) imposed on, incurred by or asserted against the Subordinated Collateral Agent or the Holders, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Subordinated Collateral Agent or the Holders or the Grantor, and any claim for trademark infringement).
     8.20. Counterparts. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart.
     8.21. Effect of Changes in Securitization Documents. The Securitization Documents may be amended, modified, supplemented, restated or extended from time to time (each, a “change”); provided that, for purposes of this Agreement, no such change shall affect the defined terms in the Securitization Documents as such terms have been incorporated herein by reference in a manner which impairs or diminishes the Collateral.

Notwithstanding anything herein to the contrary, and for the avoidance of doubt, the parties hereto expressly agree that any conveyance, assignment, reconveyance or reassignment executed in accordance with the provisions of any such Securitization Document shall not be considered to be a change to such Securitization Document.
ARTICLE IX
NOTICES
     Except as otherwise specified herein, all notices, requests, demands, consents, instructions or other communications to or upon the Grantor or Subordinated Collateral Agent under this Security Agreement shall be given as provided in paragraph 121 of the Purchase Agreement.
ARTICLE X
SUBORDINATED COLLATERAL AGENT
     Prudential Capital Partners II, L.P. has been appointed Subordinated Collateral Agent for the Purchasers pursuant to the Collateral Agency Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Subordinated Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Purchasers to the Subordinated Collateral Agent pursuant to the Collateral Agency Agreement, and that the Subordinated Collateral Agent has agreed to act (and any successor Subordinated Collateral Agent shall act) as such hereunder only on the express conditions contained in the Collateral Agency Agreement. Any successor Subordinated Collateral Agent appointed pursuant to the Collateral Agency Agreement shall be entitled to all the rights, interests and benefits of the Subordinated Collateral Agent hereunder.
ARTICLE XI
STOCK OF SECURITIZATION SPE; LIMITATION ON ACTIONS
     The parties hereto acknowledge that the pledge hereunder of the capital stock (the “Securitization SPE Stock”) of the Securitization SPE is prohibited by the terms of the Receivables Purchase Agreement, unless certain limitations with respect to the pledge of the Securitization SPE Stock as set forth herein are observed. Accordingly, in order to induce U.S. Bank National Association, as Indenture Trustee (in such capacity, together with the successors and assigns, the “Indenture Trustee”) to permit the pledge of the Securitization SPE Stock, the parties hereto agree to the following limitations relating only to the pledge of the Securitization SPE Stock and not to any other Pledged Collateral.
     To induce the Indenture Trustee to permit the pledge of the Securitization SPE Stock, the parties hereto agree to the following limitations:
          (a) Notwithstanding anything to the contrary contained herein:
               (i) Prior to the date that is one year and one day after all Notes issued under the Master Indenture have been paid in full, the Subordinated Collateral Agent, for itself and for the Holders, agrees that, with respect to the Securitization SPE Stock, it will not, without the prior written consent of the Indenture Trustee take any action adverse to the Indenture Trustee or the Noteholders (as defined in the Master Indenture), including, without limitation, (A) causing the Securitization SPE to violate or breach any term or provision in any Transaction Document (as defined in the Master Indenture), (B) amending or altering any of the Securitization SPE’s organizational documents, (C) causing the Securitization SPE to incur any debt, other than, in each case, as may be allowed in the Transaction Documents or (D) otherwise take any action which would compromise or call into question the intended bankruptcy remote structure of the transactions contemplated by the Receivables Purchase Agreement and the other Transaction Documents; provided, that any termination of the Receivables Purchase Agreement in accordance with the terms thereof shall not be deemed to be adverse to the interests of the Indenture Trustee or any Noteholders or other secured party under the Master Indenture;
               (ii) Prior to the date on which the Notes issued under the Master Indenture have been paid in full, in the event that the Subordinated Collateral Agent receives any payments or funds constituting Securitization Property (as defined in the Securitization Intercreditor Agreement), the Subordinated Collateral Agent shall hold such payments or funds in trust for the benefit of the Indenture Trustee, and shall promptly transfer such payments or funds to the Indenture Trustee;
               (iii) Prior to the date on which the Notes issued under the Master Indenture have been paid in full, (A) this Article XI shall not be amended, restated, supplemented or otherwise modified without the prior written consent of the Indenture Trustee and the provisions of this Article XI shall be contained in any agreement that amends and restates this Security Agreement and (B) the Subordinated Collateral Agent for itself and for the Holders agrees that no such party shall enter into any additional agreement that would adversely affect the rights of the Noteholders or other secured parties under the Master Indenture set forth in Article XI hereof; and
               (iv) Prior to the date that is one year and one day after all Notes issued under the Master Indenture have been paid in full, neither the Subordinated Collateral Agent nor any Holder shall object to or contest in any administrative, legal or equitable action or proceeding (including, without limitation, any insolvency, bankruptcy, receivership, liquidation, reorganization, winding up, readjustment, composition or other similar proceeding relating to the Grantor or the Securitization SPE or their respective property) or object to or contest in any other manner (1) the interests of the Securitization SPE and its successors and assigns in any of the assets transferred (or purported to be transferred) by Grantor to the Securitization SPE pursuant to the Transaction Documents and/or (2) the interests of the Indenture Trustee, and/or any Noteholder in the Securitization Property or otherwise take any action which would compromise or call into question the intended bankruptcy remote structure of the transactions contemplated by the Transaction Documents. Neither the Subordinated Collateral Agent nor any Holder shall object to or contest in any manner the receipt of any payment by the Indenture Trustee with respect to the Securitization Property in accordance with the terms of the Transaction Documents for the satisfaction of the Secured Obligations (as defined in the Receivables Purchase Agreement).
     The provisions of this Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment made pursuant to the Receivables Purchase Agreement is rescinded or must otherwise be returned by the Indenture Trustee or any of the lenders upon the insolvency, bankruptcy or reorganization of the Grantor or the Securitization SPE or otherwise, all as though such payment had not been made.
          (b) The Indenture Trustee shall be a third-party beneficiary with respect to this Article XI.
          (c) The provisions of this Article XI provide for relative rights of the Subordinated Collateral Agent and the Indenture Trustee, respectively, and are not intended for the benefit of the Grantor or the Securitization SPE, nor shall such provisions limit or modify the obligations of the Grantor under the Note Documents or the Transaction Documents, respectively.
ARTICLE XII
AMENDMENT AND RESTATEMENT
     This Security Agreement is intended to and does amend and restate the Original Security Agreement in its entirety.

ARTICLE XIII
COLLATERAL HELD BY BANK AGENT
     Notwithstanding any provision to the contrary herein, any Collateral that constitutes Pledged Collateral that is held by, or required to be delivered to, the Subordinated Collateral Agent hereunder shall be deemed to be held by, or such requirement shall be deemed to be satisfied by delivery to, the Bank Agent in accordance with the Intercreditor Agreement.
ARTICLE XIV
INTERCREDITOR AGREEMENT
     Notwithstanding anything herein to the contrary, the lien and security interest granted to the Subordinated Collateral Agent pursuant to this Security Agreement in the “Collateral” as defined in the Intercreditor Agreement and the exercise of any right or remedy by the Subordinated Collateral Agent hereunder in such Collateral are subject to the Intercreditor Agreement, as the same may be amended, supplemented, modified or replaced from time to time. In the event of any conflict between the terms of this Security Agreement and the Intercreditor Agreement with respect to the “Collateral” as defined in the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern with respect to such Collateral.
ARTICLE XV
CONFIRMATION OF GRANT OF SECURITY INTEREST
     The Grantor hereby confirms the grant to the Subordinated Collateral Agent, for the ratable benefit of the Holders, after giving effect to this Security Agreement, under the Original Security Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Grantor and the Subordinated Collateral Agent have executed this Security Agreement as of the date first above written.

GRANTOR:

FINGERHUT DIRECT MARKETING, INC.

By:
Name:
Title:

SUBORDINATED COLLATERAL AGENT:

PRUDENTIAL CAPITAL PARTNERS II, L.P.,
as Subordinated Collateral Agent

By:	Stetson Street Partners, L.P., its general partner

By:
Vice President

EXHIBIT A
(See Sections 3.2, 3.3, 3.4, 3.9 and 9.1 of Security Agreement)
GRANTOR’S INFORMATION AND COLLATERAL LOCATIONS
I.	Name of Grantor:

II.	State of Incorporation or Organization:

III.	Type of Entity:

IV.	Organizational Number assigned by State of Incorporation or Organization:

V.	Federal Employer Identification Number:

VI.	Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:

Attention:

VII.	Locations of Collateral:
(a)	Properties Owned by the Grantor:

(b)	Properties Leased by the Grantor (Include Landlord’s Name):

(c)	Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements (include name of Warehouse Operator or other Bailee or Consignee):

EXHIBIT B
(See Section 3.5 of Security Agreement)
DEPOSIT ACCOUNTS

Description of
		Check here if Deposit	Deposit Account
		Account is a Collateral	if not a Collateral
Name of Institution	Account Number	Deposit Account	Deposit Account

LOCK BOXES

Name of Institution	Lock Box Number

EXHIBIT C
(See Section 3.7 of Security Agreement)
LETTER OF CREDIT RIGHTS
CHATTEL PAPER

EXHIBIT D
(See Section 3.12 of Security Agreement and Definition of “Pledged Collateral”)
LIST OF PLEDGED COLLATERAL, SECURITIES AND OTHER INVESTMENT PROPERTY
STOCKS

	Certificate			Percentage of
Issuer	Number(s)	Number of Shares	Class of Stock	Outstanding Shares

EXHIBIT E
(See Section 3.1 of Security Agreement)
OFFICES IN WHICH FINANCING STATEMENTS HAVE BEEN FILED

EXHIBIT F
(See Section 3.8 of Security Agreement)
COMMERCIAL TORT CLAIMS

EXHIBIT G
(See Section 3.13 of Security Agreement)
SECURITIES ACCOUNTS

EXHIBIT P
FORM OF COMPLIANCE CERTIFICATE
See Attached.

EXHIBIT P
COMPLIANCE CERTIFICATE
To: Prudential Capital Partners II, L.P. and the holders of the Subordinated Notes
     This Compliance Certificate (this “Certificate”) is furnished pursuant to that certain Securities Purchase Agreement, dated as of March 23, 2006 (as amended by that certain letter agreement dated as of June 21, 2007, and as the same may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Fingerhut Direct Marketing, Inc., a Delaware corporation (the “Company”) and the purchasers party thereto. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected                      of the Company;
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];
     3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in paragraph 8B of the Agreement;
     4. I hereby certify that no Obligor has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Subordinated Collateral Agent the notice required by Section 4.10 of the Security Agreement; and
     5. Schedule I attached hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event or

(ii) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

     The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of           ,      .

FINGERHUT DIRECT MARKETING, INC.
By:
Name:
Title:

SCHEDULE I
Compliance as of           ,            with
Provisions of       and       of
the Agreement

EXHIBIT Q
FORM OF SECURITIZATION INTERCREDITOR AGREEMENT
See Attached.

EXECUTION COPY
INTERCREDITOR AGREEMENT
          THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into as of June 21, 2007 by and among U.S. Bank National Association, as Indenture Trustee under the Master Indenture (as defined below) (in such capacity, together with its successors and assigns, the “Indenture Trustee”), Prudential Capital Partners II, L.P., as collateral agent for the Purchasers party to the Securities Purchase Agreement (as defined below) (in such capacity, together with its successors and assigns, the “Collateral Agent”), Fingerhut Funding, LLC, a Delaware limited liability company (the “Securitization SPE”) and Fingerhut Direct Marketing, Inc., a Delaware corporation (“Fingerhut” or the “Borrower”).
PRELIMINARY STATEMENTS
          A. The Borrower and the purchasers party thereto (the “Purchasers”) have entered into that certain Securities Purchase Agreement, dated as of March 23, 2006 (as the same and each of the other transaction documents related thereto may be amended, restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement” and collectively, the “Note Facility”), pursuant to which the Borrower issued, and the Purchasers purchased, $30,000,000 aggregate principal amount of the 13.00% Senior Subordinated Secured Notes due, March 24, 2013 (the “Subordinated Notes”). In connection with the Note Facility, to secure all of the obligations of the Borrower to the Purchasers and the Collateral Agent, the Borrower and the Collateral Agent have entered into that certain Amended and Restated Pledge and Security Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) pursuant to which the Borrower has granted to the Collateral Agent a security interest in the Note Collateral (as defined below).
          B. Pursuant to the Receivables Purchase Agreement, Fingerhut has agreed to sell to the Securitization SPE all of its right, title and interest in and to the Securitization Receivables and other Purchased Assets (each as defined in Exhibit A hereto).
          C. Pursuant to the Transfer and Servicing Agreement, among the Securitization SPE, as transferor, Fingerhut, as servicer, and Fingerhut Credit Account Master Note Trust, as the issuer (the “Trust”), the Securitization SPE has agreed to pledge all of its right, title and interest in the Securitization Receivables and other Purchased Assets (the “Securitization Property”) to the Indenture Trustee.
          D. Pursuant to that certain Master Indenture (the “Master Indenture”), among the Trust, as issuer, and the Indenture Trustee, the Trust has pledged all of its right, title and interest in the Securitization Property and has granted a first priority perfected security interest therein to the Indenture Trustee.
          E. The parties are entering into this Agreement to set forth their understandings with respect to the Securitization Property and the Note Collateral.
          F. Except as otherwise defined herein, all defined terms herein shall have the meanings ascribed thereto in Exhibit A hereto or in the UCC or incorporated herein by reference to the Securitization Documents as in effect on the date hereof. For purposes of this Agreement, the term “Note Collateral” means the following:
          (i) All Accounts;
          (ii) All Chattel Paper;
          (iii) All Commercial Tort Claims;
          (iv) All Contracts;
          (v) All Deposit Accounts;
          (vi) All Documents;
          (vii) All Equipment;
          (viii) All General Intangibles (including Payment Intangibles);
          (ix) All Instruments;
          (x) All Inventory;
          (xi) All Investment Property;
          (xii) All Letter-of-Credit Rights;
          (xiii) All Securities Accounts;
          (xiv) All Supporting Obligations;
          (xv) All property of Borrower held by the Collateral Agent or any Holder, including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to the Collateral Agent or any Holder for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of the Borrower, or as to which Borrower may have any right or power;
          (xvi) All other goods and personal property of the Borrower whether tangible or intangible and whether now or hereafter owned or existing, leased, consigned by or to, or acquired by Borrower and wherever located; and
          (xvii) To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing;
excluding, however, in each case, the Securitization Accounts and the Securitization Property now existing or hereafter arising and all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data that evidence or contain information relating to the Securitization Property. To the extent that any security interest arises in any Securitization

Account or in any asset under the Security Agreement prior to its becoming Securitization Property, such security interest is deemed to have terminated automatically on the date it becomes a Securitization Account or Securitization Property; provided that such security interest shall be automatically reinstated on the date when any such Securitization Property is reconveyed to Fingerhut and ceases to be Securitization Property pursuant to the terms of the Securitization Documents.
     Accordingly, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto agree as follows:
     Section 1. Security Interests.
     (a) Pursuant to the Security Agreement, the Borrower has granted a perfected security interest (subject only to certain Liens securing the Senior Debt (as defined in the Subordination and Intercreditor Agreement) as set forth in the Subordination and Intercreditor Agreement) in the Note Collateral to the Collateral Agent, for the benefit of itself and the Purchasers (the “Note Facility Secured Parties”). In accordance with the Security Agreement, the Collateral Agent has agreed that the Note Collateral does not and will not include or constitute at any time Securitization Property, and the Collateral Agent hereby releases automatically, without any further action by any party, any and all liens, security interests and any other interest or claim in the Securitization Property.
     (b) Pursuant to the Receivables Purchase Agreement, Fingerhut shall transfer to the Securitization SPE all of its right, title and interest in the Securitization Property.
     (c) Pursuant to the Transfer and Servicing Agreement, the Securitization SPE has granted a first priority perfected security interest in the Securitization Property to the Trust, and pursuant to the Master Indenture, the Trust has granted a first priority perfected security interest in the Securitization Property to the Indenture Trustee, for the benefit of the Noteholders and the Indenture Trustee in its individual capacity. The Indenture Trustee agrees that the Securitization Property does not and will not include or constitute at any time Note Collateral.
     (d) Each of the parties hereto hereby acknowledges that the Indenture Trustee, for the benefit of the Noteholders and the Indenture Trustee in its individual capacity, has a first priority perfected security interest in all of the Securitization Property, including remittances relating thereto, and agrees not to object or contest in any administrative, legal or equitable action or proceeding (including, without limitation, any insolvency, bankruptcy, receivership, liquidation, reorganization, winding up, readjustment, composition or other similar proceeding relating to Fingerhut, the Securitization SPE or their respective property) or object to or contest in any other manner the validity, priority or perfection of such security interest or otherwise take any action which would compromise or call into question the intended bankruptcy remote structure of the transactions contemplated by the Securitization Facility. The Collateral Agent hereby expressly acknowledges that pursuant to the Security Agreement, the Collateral Agent has no interest in any of the Securitization Property; provided, however, that at any time that any of the Securitization Property ceases to be Securitization Property and is reconveyed to Fingerhut, then at such time (i) such assets shall no longer be deemed to be Securitization Property hereunder, (ii) the security interest of the Collateral Agent therein shall automatically attach, (iii) such reconveyed assets shall be deemed to be Note Collateral, and (iv) any remittance which is not proceeds of Securitization Property will be deemed Note Collateral.
     (e) Each of the parties hereto hereby acknowledges that the Collateral Agent, for the benefit of the Note Facility Secured Parties, has a perfected security interest in all of the Note Collateral (subject only to certain Liens securing the Senior Debt (as defined in the Subordination and Intercreditor Agreement) as set forth in the Subordination and Intercreditor Agreement), including remittances relating thereto, and agrees not to object to or contest in any administrative, legal or equitable action or proceeding (including, without limitation, any insolvency, bankruptcy, receivership, liquidation, reorganization, winding up, readjustment, composition or other similar proceeding relating to the Borrower or any of its property) or object to or contest in any other manner the validity, priority or perfection of such security interest. The Indenture Trustee, hereby expressly acknowledges that the Indenture Trustee, has no interest in any of the Note Collateral, including remittances relating thereto.
     (f) Nothing herein shall be deemed to waive any rights of the Collateral Agent or the Indenture Trustee in the event of any transfer or other disposition of the Note Collateral or Securitization Property, as the case may be, in violation of the agreements relating thereto or to preclude the exercise by the Collateral Agent or the Indenture Trustee of rights and remedies provided for under the Note Facility or Transaction Documents, as defined in the Securitization Documents (referred to collectively herein as, the “Credit Documents”), as applicable.
     (g) The Indenture Trustee hereby agrees that: (i) Fingerhut may pledge to the Collateral Agent all of its right, title and interest in and to its equity interests in the Securitization SPE, together with all dividends and other rights relating thereto; provided that the Indenture Trustee shall have the right to review any such pledge agreement prior to its execution to confirm that the provisions of such pledge agreement are consistent with the provisions set forth in Article XI of the Security Agreement, as in effect on the date hereof, and to require the parties to such pledge agreement to make such changes as the Indenture Trustee may require to make the provisions of such pledge agreement consistent with the provisions of Article XI of the Security Agreement as in effect on the date hereof, (ii) Borrower and each of Borrower’s other subsidiaries (excluding, in any event, the Securitization SPE) (a “Guarantor”) may grant to the Collateral Agent a security interest in the Note Collateral, (iii) a Guarantor may grant to the Collateral Agent a security interest in all of its personal property and (iv) the security interests granted under the Security Agreement, other than with respect to the Securitization Property may continue to secure the obligations of Borrower to the Collateral Agent. The Collateral Agent hereby agrees that the equity interest in the Trust retained by the Securitization SPE is not Note Collateral and is not pledged to the Collateral Agent hereby.
     (h) The Collateral Agent, the Purchasers and the Note Facility Secured Parties hereby acknowledge that they have not entered into the Securities Purchase Agreement, the Security Agreement or this Agreement in reliance on the creditworthiness of the Securitization SPE and are relying solely on the assets of Borrower to secure the obligations of the Borrower thereunder and hereunder.

     Section 2. Cooperation.
     (a) In the event that a Responsible Officer (as defined in the Master Indenture) of the Indenture Trustee gets written notice or has actual knowledge that the Indenture Trustee shall be deemed to have a perfected security interest equal to or prior to the security interest of the Collateral Agent in any of the Note Collateral at any time hereafter, the Indenture Trustee shall (i) promptly notify all other parties to this Agreement, and (ii) take any and all steps necessary, at the direction of the Borrower, to have such perfected security interest released or assigned to the Collateral Agent, on behalf of the Note Facility Secured Parties.
     (b) In the event that the Collateral Agent shall be deemed to have a first priority perfected security interest in any of the Securitization Property at any time hereafter, the Collateral Agent shall (i) promptly notify all other parties to this Agreement, and (ii) take any and all steps necessary to have such first priority perfected security interest released or assigned to the Indenture Trustee for the benefit of the Noteholders, the Indenture Trustee or other secured parties under the Master Indenture (the “Secured Parties”).
     (c) The Collateral Agent hereby agrees promptly to transfer and return to, or in accordance with the written direction of, the Indenture Trustee, at such account or other place as the Indenture Trustee may so instruct, any funds or other property that are received by the Collateral Agent and that are identified to the Collateral Agent in writing as not constituting Note Collateral but instead constituting Securitization Property. For purposes of maintaining the perfection of the Indenture Trustee’s interest therein, the Indenture Trustee hereby appoints the Collateral Agent as its agent in respect of such funds or other property and the Collateral Agent accepts such appointment; provided, that the Collateral Agent’s sole duty as such agent shall be to hold such funds and other property in trust for the benefit of the Indenture Trustee and to transfer such funds or other property to or at the written direction of the Indenture Trustee as aforesaid.
     (d) Subject to the Indenture Trustee’s obligations under the JPM Intercreditor Agreement, the Indenture Trustee hereby agrees promptly to transfer and return to, or in accordance with the directions of, the Collateral Agent, at such account or other place as the Collateral Agent may instruct, any funds or other property that are received by the Indenture Trustee and that are identified to the Indenture Trustee, in writing by Fingerhut or the Collateral Agent, as not constituting Securitization Property but instead constituting Note Collateral. For purposes of maintaining the perfection of the Collateral Agent’s interest therein, the Collateral Agent hereby appoints the Indenture Trustee as its agent in respect of such funds and other property and the Indenture Trustee accepts such appointment; provided, that the Indenture Trustee’s sole duty as such agent shall be to hold such funds or other property in trust for the benefit of the Collateral Agent and to transfer such funds or other property to the Collateral Agent’s Collection Account at the direction of the Collateral Agent or Fingerhut as aforesaid.
     Section 3. Securitization Sales Receivables and Servicing Accounts.
     (a) Fingerhut hereby directs Securitization SPE to pay the portion of the cash consideration which is paid by Securitization SPE to Fingerhut pursuant to the Receivables Purchase Agreement to the Collection Account established by Fingerhut. In addition, Fingerhut agrees that all amounts deposited in the bank account (No. 104774083463) established by Fingerhut with U.S. Bank National Association shall be transferred on each Business Day into the bank account (No. 1661780221) established by Fingerhut with The Huntington National Bank.
     Section 4. Representations.
          Each of the parties hereto represents and warrants to the other parties that (a) its execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate proceedings, (b) the execution, delivery and performance by it of this Agreement is within its corporate powers and does not conflict with its charter, by-laws or operating agreement or with any law, rule, regulation, writ or order binding upon it or its properties, and (c) this Agreement constitutes its legally valid and enforceable obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.
     Section 5. Notices.
          All notices required to be given hereunder shall be given in writing and shall be effective when received at the address for the recipient as set forth beneath its signature on the signature pages hereof. Any party may change its address for notice by written notice to the other parties hereto.
     Section 6. No Proceedings.
          Each of the parties hereto (other than the Indenture Trustee) agrees that it will not institute against the Securitization SPE or join any person in instituting against the Securitization SPE, any case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect so long as one year and one day shall not have elapsed since the Notes issued pursuant to the Master Indenture have been paid in full.
     Section 7. Miscellaneous.
     (a) Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any party herefrom, shall in any event be effective unless the same shall be in writing and signed by all of the parties hereto, and, in the case of a waiver, shall be effective only in the specific instance and for the specific purpose for which given.
     (b) Conflict. In the event of any conflict between the provisions of this Agreement and the provisions of any of the Credit Documents, the provisions of this Agreement shall govern and prevail.
     (c) Termination. In the event that all obligations secured by the Note Collateral shall have been paid in full and the Note Facility and liens created thereunder shall have been terminated or released, then the Collateral Agent shall promptly notify the other parties hereto, and the Collateral Agent thereafter shall no longer have any rights or obligations hereunder. In the event that the Notes issued pursuant to the Master Indenture have been paid in full and the Transaction Documents and liens created thereunder shall have been terminated or released, then the Indenture Trustee shall promptly notify the other parties hereto, and the Indenture Trustee thereafter shall no longer have any rights or obligations hereunder.
     (d) Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by each of the parties hereto and thereafter shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
     (e) No Benefit To Third Parties. The terms and provisions of this Agreement shall be for the sole benefit of the Collateral Agent and the Note Facility Secured Parties under the Note Facility and the Indenture Trustee and the Secured Parties under the Transaction Documents, the other parties hereto and their respective successors and assigns, and no other person, firm, entity or corporation shall have any right, benefit, priority, or interest under, or because of this Agreement. This Agreement shall define the relative rights of the Collateral Agent and the Note Facility Secured Parties, on the one hand, and the Indenture Trustee and the Secured Parties, on the other hand. Nothing in this Agreement shall (i) impair or otherwise affect, as among the Securitization SPE and Fingerhut, and the Collateral Agent and the Note Facility Secured Parties, on the one hand, and as between the Securitization SPE and Fingerhut, and the Indenture Trustee and the Secured Parties, on the other hand, the obligation of either the Securitization SPE or Fingerhut to the Collateral Agent and the Note Facility Secured Parties pursuant to and under the Note Facility or the obligations of either the Securitization SPE or Fingerhut to the Indenture Trustee and the Secured Parties pursuant to and under the Transaction Documents or (ii) affect the relative rights of the Collateral Agent, the Note Facility Secured Parties, the Indenture Trustee or the Secured Parties with respect to any other creditors of either the Securitization SPE or Fingerhut.
     (f) GOVERNING LAW. JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
     (g) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by e-mail transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

     (h) Effect of Changes in Securitization Documents. The Securitization Documents may be amended, modified, supplemented, restated or extended from time to time (each, a “change”); provided, for the purposes of this Agreement, no such change shall affect the defined terms in the Securitization Documents as such terms have been incorporated herein by reference in a manner which impairs or diminishes the Note Collateral. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, the parties hereto expressly agree that any conveyance, assignment, reconveyance or reassignment executed in accordance with the provisions of any such Securitization Document shall not be considered to be a change to such Securitization Document.
     (i) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
[Remainder of page intentionally left blank]
[Signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, as Indenture Trustee

By:

Name:
Title:

Address:	60 Livingston Avenue
EP-MN-WS3D St. Paul, MN 55107
Attention: Structured Finance –
Fingerhut 2007-1
Telephone: (651)495-3829
Facsimile: (651)495-8090
E-mail:

PRUDENTIAL CAPITAL PARTNERS II, L.P., as Collateral Agent

By:	Stetson Street Partners, L.P., its general partner

By:

Vice President

Address:	c/o Prudential Capital Group
Two Prudential Plaza, Suite 5600
180 N. Stetson Avenue
Chicago, II 60601

Attention: Managing Director
Facsimile: (312) 540-4222

FINGERHUT FUNDING, LLC, as Securitization SPE

By:

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:
E-mail:

FINGERHUT DIRECT MARKETING, INC., as Borrower

By:

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:
E-mail:

EXHIBIT A
     “Accounts” shall have the meaning set forth in Article 9 of the UCC.
     “Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.
     “CIT Documents” means the Receivables Sale Agreement dated as of the date hereof, by and between CIT Bank and Fingerhut (as it may be amended or modified from time to time) and the Revolving Loan Product Program Agreement dated as of the date hereof, by and between CIT Bank and Fingerhut (as it may be amended or modified from time to time).
     “Collateral Deposit Account” shall have the meaning set forth in Section 7.1 (a) of the Security Agreement as in effect on the date hereof.
     “Collection Account” means deposit account No. 758660021 of the Fingerhut maintained with JPMorgan Chase Bank, N.A.
     “Commercial Tort Claim” means any “commercial tort claim,” as such term is defined in Section 9-102(a)(13) of the UCC (or any other then applicable provision of the UCC) which is set forth on Schedule II hereto.
     “Contracts” means all contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which the Borrower may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.
     “Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.
     “Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.
     “Documents” shall have the meaning set forth in Article 9 of the UCC.
     “Equipment” means any “equipment,” as such term is defined in Section 9-102(a)(33) of the UCC (or any other then applicable provision of the UCC), now or hereafter owned or acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all machinery, equipment, fixtures, furniture, furnishings, trade fixtures, vehicles, trucks, mainframe, personal and other computers, terminals and printers and related components and accessories, all copiers, telephonic, video, electronic data-processing, data storage equipment and other equipment of any nature whatsoever, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

     “General Intangibles” shall have the meaning set forth in Article 9 of the UCC.
     “Instruments” shall have the meaning set forth in Article 9 of the UCC.
     “Inventory” shall have the meaning set forth in Article 9 of the UCC.
     “Investment Property” shall have the meaning set forth in Article 9 of the UCC.
     “JPM Intercreditor Agreement” means the Intercreditor Agreement dated as of June 21, 2007 among JPMorgan Chase Bank, N.A., as administrative agent, and the Indenture Trustee on behalf of noteholders under any Securitization Facility, as the same may be amended or modified from time to time.
     “Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.
     “Master Indenture” means that certain Master Indenture dated as of the date hereof between Fingerhut Credit Account Master Note Trust, as Issuer, and U.S. Bank National Association, as Indenture Trustee as the same may be amended, modified or supplemented from time to time.
     “Merchant Deposit Account” has the meaning ascribed thereto in Section 7.1(a) of the Security Agreement as in effect on the date hereof.
     “Payment Intangibles” shall have the meaning set forth in Article 9 of the UCC.
     “Purchased Assets” means (i) Securitization Receivables and (ii) other “Purchased Assets” (as such term is defined in Section 2.1(a) of the Receivables Purchase Agreement).
     “Receivables Purchase Agreement” means that certain Receivables Purchase Agreement dated as of the date hereof among Fingerhut Direct Marketing, Inc. and Fingerhut Funding LLC, as the same may be amended, modified or supplemented from time to time.
     “Securities Account” means “securities account,” as such term is defined in Section 8-501(a) of the UCC (or any other then applicable provision of the UCC).
     “Securitization Account” means (a) on and after the Initial Cut-Off Date, each Initial Account, (b) on and after the applicable Additional Cut-Off Date, each Additional Account and (c) each Transferred Account, but shall exclude (i) each Securitization Account that has been closed and terminated in accordance with the relevant Account Guidelines, (ii) each Deleted Account and (iii) any Securitization Account all the Receivables in which have either been: (A) reassigned to Borrower pursuant to Section 6.1 or 6.2 of the Receivables Purchase Agreement or (B) assigned and transferred to Borrower pursuant to Section 3.03 of the Transfer and Servicing Agreement; provided, however, that any group of consumer credit accounts designated as Securitization Accounts in a notice regarding Additional Accounts given by the Securitization SPE to Borrower pursuant to the Receivables Purchase Agreement shall cease to be treated as Securitization Accounts if the purchase of receivables in such consumer credit accounts by the Securitization SPE does not commence on or prior to the fifth Business Day following the date originally specified in the notice for such addition as the expected addition date; provided further, however, that, for the avoidance of doubt, in the event any such designation of consumer credit accounts is not given effect by virtue of the preceding proviso, nothing shall prevent Borrower from at any time thereafter again designating all or a portion of such accounts to be included as Securitization Accounts and selling receivables in such Securitization Accounts to the Securitization SPE. All of the defined terms in this definition have the meanings ascribed thereto in the Securitization Documents, except for the terms “Securitization SPE” and “Borrower.”
     “Securitization Documents” means the Receivables Purchase Agreement, the Transfer and Servicing Agreement, the Master Indenture, the 2007-1 Supplemental Indenture and each additional indenture supplement entered into from time to time.
     “Securitization Facility” means the securitization facility evidenced by the Securitization Documents.
     “Securitization Property” means Securitization Accounts, Securitization Receivables and Purchased Assets.
     “Securitization Receivables” means all amounts payable by obligors on any Securitization Account from time to time.
     “Securitization Sales Receivables” means Payment Intangibles owing to Fingerhut and arising from sales of Securitization Receivables and other Purchased Assets to the Securitization SPE pursuant to the Securitization Documents.
     “Servicing Accounts” means Accounts owing to Fingerhut and arising from services provided by it under the Transfer and Servicing Agreement.
     “Subordination and Intercreditor Agreement” means the Subordination and Intercreditor Agreement dated as of June 21, 2007 among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the Purchasers, as the same may be amended or modified from time to time.
     “Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.
     “Transfer and Servicing Agreement” means that certain Transfer and Servicing Agreement dated as of the date hereof among Fingerhut Funding, LLC, as Transferor, Fingerhut Direct Marketing, Inc., as Servicer and Fingerhut Credit Account Master Note Trust, as Issuer, as the same may be amended, modified or supplemented from time to time.
     “UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Minnesota or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Collateral Agent’s or any Purchaser’s Lien on any Collateral.
     “Unsecuritized Receivables” means all rights to payment of any kind arising directly or indirectly from the sale or other disposition of Inventory, including Accounts, Chattel Paper, Instruments, Payment Intangibles, Letter of Credit Rights, Supporting Obligations, and general intangibles related to the foregoing, but excluding Securitization Accounts and Securitization Receivables.